UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

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IHEARTMEDIA, INC.

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NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 15, 2020

Dear stockholder:

The Annual Meeting of Stockholders (the “Annual Meeting”) of iHeartMedia, Inc., a Delaware corporation (the “Company”), will be held on Monday, June 15, 2020, at 2:30 p.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2020 and entering your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. The Annual Meeting will be held for the following purposes:

Proposals

1	The election of Gary Barber and Brad Gerstner to our board of directors to serve as Class I directors, each for a three-year term ending at the 2023 annual meeting of stockholders

2	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020

3	The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers

While all of the Company’s stockholders are invited to attend the virtual Annual Meeting, only holders of record of our outstanding shares of Class A common stock at the close of business on April 22, 2020, are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of these stockholders will be available for examination by any stockholder during the ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to InvestorRelations@iHeartMedia.com, stating the purpose of the request and providing proof of ownership of Company stock. This list of stockholders will also be available on the bottom panel of your screen during the meeting after entering the 16 digit control number included on the Notice of Internet Availability of Proxy Materials or any proxy card that you received, or on the materials provided by your bank or broker. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting. The holders of our Class B common stock and Special Warrants are not entitled to notice of or to vote on any matter before the Annual Meeting.

Important Information for Holders of Class A Common Stock

It is important that your shares be represented regardless of the number of shares you may hold as of the record date. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope, which is addressed for your convenience and needs no postage if mailed in the United States. Note that, in light of possible disruptions in mail service related to the coronavirus outbreak, we encourage stockholders to submit their proxy via telephone or over the Internet. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The Company asks your cooperation in promptly submitting your proxy.

YOUR VOTE IS IMPORTANT

If you would like to attend the virtual Annual Meeting, please refer to the logistical information in the section titled “Questions and Answers About the 2020 Annual Meeting of Stockholders.”

By Order of the Board of Directors,
Paul M. McNicol Executive Vice President, General Counsel and Secretary April 28, 2020

iHeartMedia, Inc.

20880 Stone Oak Parkway

San Antonio, TX 78258

EXECUTIVE SUMMARY

2020 Annual Meeting Information

Date and Time: Monday, June 15, 2020 2:30 p.m. Eastern Time	Location: www.virtualshareholdermeeting. com/IHRT2020	Record Date: April 22, 2020	Proxy Mail Date: On or about April 29, 2020

How to Vote

By Internet: Visit the website listed on your Internet Notice or proxy card	By Phone: Call the telephone number on your proxy card	By Mail: If you received paper copies, sign, date and return your proxy card in the provided envelope	During the Annual Meeting: Participate in the Annual Meeting webcast using your 16-digit control number

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of iHeartMedia, Inc. (the “Company,” “iHeartMedia,” “we” or “us”) of proxies to be voted at our Annual Meeting of Stockholders to be held on Monday, June 15, 2020 (the “Annual Meeting”), at 2:30 p.m. Eastern Time, and at any continuation, postponement or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2020 and entering your 16-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card.

Only holders of record of outstanding shares of our Class A common stock (our “Class A stockholders”) at the close of business on April 22, 2020 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. At the close of business on April 22, 2020, there were 59,907,388 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting. The holders of our Class B common stock and certain warrants to purchase shares of our Class A common stock or Class B common stock issued in connection with our emergence from bankruptcy (the “Special Warrants”) are not entitled to vote on any matter before the Annual Meeting. We refer to our Class A common stock and our Class B common stock together as our “common stock”.

This proxy statement and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2019 (the “2019 Annual Report”) will be released on or about April 29, 2020 to our Class A stockholders (as of the Record Date).

This section summarizes and highlights certain information contained in this proxy statement, but does not contain all the information that you should consider when casting your vote. Please review the entire proxy statement as well as our 2019 Annual Report to Stockholders carefully before voting. Frequently asked questions and logistical information regarding the Annual Meeting is available in the section titled “Questions and Answers About the 2020 Annual Meeting of Stockholders” beginning on page 71.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders To Be Held on June 15, 2020:

THIS PROXY STATEMENT AND OUR 2019 ANNUAL REPORT ARE AVAILABLE FOR VIEWING, PRINTING AND DOWNLOADING AT www.proxyvote.com.

Meeting Agenda Items

Proposal	Page Number	Voting Standard	Board Vote Recommendation

Proposal No. 1: To elect Gary Barber and Brad Gerstner to our board of directors to serve as Class I directors, each for a three-year term ending at the 2023 Annual Meeting of Stockholders	6	Plurality of votes cast	FOR each Director nominee

Proposal No. 2: To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020	20	Majority of votes cast	FOR

Proposal No. 3: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	22	Majority of votes cast	FOR

Director Nominees and Continuing Directors

Director	Board Class	Director Since	Independent	Committee Memberships
				A	C	NCG

Director Nominees

Brad Gerstner	Class I	2019	✓	Chair

Gary Barber	Class I	2019	✓		Chair	✓

Continuing Directors

Robert W. Pittman (Chairman)	Class III	2011

Richard J. Bressler	Class II	2007

Sean Mahoney	Class II	2019	✓	✓	✓

James A. Rasulo (Lead Independent Director)	Class III	2019	✓	✓		Chair

Kamakshi Sivaramakrishnan	Class II	2019	✓		✓	✓

A = Audit Committee

C = Compensation Committee

NCG = Nominating and Corporate Governance Committee

2019 Business Highlights

2019 was a transformative year for iHeartMedia. After filing voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) in March 2018, on May 1, 2019, our plan of reorganization (the “Plan of Reorganization”) became effective, resulting in the separation of our former subsidiary, Clear Channel Outdoor Holdings, Inc., and its subsidiaries (“CCOH”) from our current business (the “Separation”) and our successful emergence from Chapter 11 (the “Emergence”) with a significantly de-leveraged capital structure (the “Reorganization”). As a result of our emergence from Chapter 11, we reduced our long-term debt from approximately $16 billion to approximately $5.8 billion. On July 18, 2019, we completed the listing of our Class A common stock on the Nasdaq stock exchange. Our Class B common stock and Special Warrants are not publicly traded.

Even with the transformative events related to our successful Emergence, we delivered strong operational and financial performance in the year ended December 31, 2019. We believe that, as a a newly-restructured company, the Company is well positioned to make progress towards its key priorities of long-term, sustainable growth, driving stockholder value and optimizing free cash flow to facilitate de-leveraging and other key strategic objectives. Our key financial and operational highlights for the year ended December 31, 2019 include:

●	Revenue of $3,683.5 million increased $72.2 million during 2019 compared to 2018 driven primarily by our Digital and Networks revenue streams, which grew 32.2% and 5.6%, respectively.

●	Excluding the impact of political revenue, revenue grew across all of our businesses.

●	Operating income of $506.7 million was down from $690.1 million in 2018, highly affected by items related to bankruptcy and Emergence.

●	Adjusted EBITDA(1) of $1,000.7 million, was up 2.5% year-over-year.

●	Strong cash generation resulted in year-end cash balance of $400.3 million, enabling voluntary debt repayment of $150 million in February 2020.

●	Since August 2019, we have completed three refinancing transactions that are expected to result in a reduction of approximately $40 million in annualized cash interest payments.(2)

●	iHeartMedia is the number one audio media company in the United States based on consumer reach.

●	Our broadcast radio audience is almost twice as large as that of the next largest commercial broadcast radio company, as measured by Nielsen.

●

Our iHeartRadio digital platform is the number one streaming broadcast radio platform—with five times the digital listening hours of the next largest commercial broadcast radio company, as measured by Triton.

●	We are the number one commercial podcast publisher—and we are two times the size of the next largest commercial podcaster as measured by downloads, according to Podtrac.

●

Our personalities, stations and brands have a social footprint that includes 215 million fans and followers as measured by Shareablee, which is nine times the size of the next largest commercial broadcast audio media company. This social footprint was at the heart of delivering 310 billion social media impressions for our 2019 iHeartRadio Music Awards and its associated activities.

●

We have over 20,000 local live events per year and eight major nationally recognized tentpole events, which provide significant opportunities for consumer promotion, advertising and social amplification.

(1)	See Supplemental Disclosure Regarding Non-GAAP Financial Information.
(2)	Compared to the expected annualized cash interest payments indicated by the terms of the debt structure originally issued to iHeartCommunications, Inc. at Emergence.

Corporate Governance Highlights

iHeartMedia is committed to good governance practices that protect and promote the long-term value of the Company for its stockholders. The Board regularly reviews our governance practices to ensure they reflect the evolving governance landscape and appropriately support and serve the best interests of the Company and its stockholders. The following chart provides an overview of our corporate governance practices:

Independent Oversight

  All of our non-employee directors (5 of 7) are independent

  Strong lead independent director with substantive responsibilities and significant authority including over meeting schedules, agendas and information sent to the Board

  Regular executive sessions of non-employee directors at Board meetings (chaired by lead independent director) and committee meetings (chaired by independent committee chairs)

  100% independent Board committees

  Active Board and committee oversight of the Company’s strategy and risk management

Board Effectiveness

  Directors possess deep and diverse set of skills and expertise relevant to oversight of our business operations and strategy

  Annual assessment of director skills and commitment to Board diversity to ensure Board meets the Company’s evolving needs

  Highly engaged Board with all current directors having attended over 90% of total number of meetings of the Board and committees on which they serve

  Annual Board and committee self-evaluations overseen by the Nominating and Corporate Governance Committee

  Ongoing director education

Stockholder Rights

  Our classified Board structure (initiated at Emergence) sunsets in 2023; annual director elections beginning with 2023 annual meeting

  No supermajority voting requirement to amend bylaws; charter supermajority voting requirement sunsets in 2022

  No fee-shifting provisions

Good Governance Practices

  Development and periodic review of succession plans for members of senior management

  Code of Business Conduct + Ethics applicable to directors and all employees, which reinforces our core values and helps drive our workplace culture of compliance with ethical standards, integrity and accountability

  We prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s General Counsel

  Stock ownership guidelines for directors and executive officers

  Responsible corporate citizenship and environmental initiatives

  Annual review of Governance Guidelines and committee charters

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board has nominated Gary Barber and Brad Gerstner as Class I director nominees for election at the Annual Meeting.

Board Recommendation

Our Board unanimously recommends that you vote “FOR” the election of each of Gary Barber and Brad Gerstner as Class I directors.

Our Board is currently comprised of seven directors. As described in our Fifth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) our Board is currently divided into three classes. The term of our Class I directors currently in office expires at this Annual Meeting, the term of our Class II directors expires at the annual meeting of stockholders in 2021 and the term of our Class III directors expires at the annual meeting of stockholders in 2022. Our Certificate of Incorporation provides that, beginning with our annual meeting of stockholders in 2023, our Board will be declassified and all director nominees will stand for election for one-year terms that expire at the following year’s annual meeting. The following table describes the schedule for the election of our directors over the next four annual meetings and the terms our directors will serve if elected.

Meeting	Class of Directors Standing for Election	Term

2020 Annual Meeting	Class I	Three-year term expiring at 2023 Annual Meeting

2021 Annual Meeting	Class II	Two-year term expiring at 2023 Annual Meeting

2022 Annual Meeting	Class III	One-year term expiring at 2023 Annual Meeting

2023 Annual Meeting	All directors	One-year term expiring at 2024 Annual Meeting

If you return a duly executed proxy card without specifying how your shares are to be voted, the persons named in the proxy card will vote to elect Gary Barber and Brad Gerstner as Class I directors. Gary Barber and Brad Gerstner currently serve on our Board and have indicated their willingness to continue to serve if elected. However, if either director nominee should be unable to serve, or for good cause will not serve, the shares of Class A common stock represented by proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce its size. Our Board has no reason to believe that any of the nominees will be unable to serve if elected.

Our Board of Directors

Director Biographies

Class I director nominees to be elected at the 2020 Annual Meeting (subsequent terms to expire in 2023)

Director Since: 2019 Age: 62 Committee Memberships: • Compensation Committee (CHAIR) • Nominating and Corporate Governance

GARY BARBER

Mr. Barber has served as the Chairman and Chief Executive Officer of Spyglass Media Group, LLC, a premium content company, since March 2019. Mr. Barber served as the Chairman and CEO of Metro-Goldwyn-Mayer Inc. (“MGM”), a media company, from 2010 through March 2018 leading its turn-around out of bankruptcy. Prior to his role at MGM, he was Co-Chairman and Chief Executive Officer of Spyglass Entertainment Group, LLC, which he co-founded in 1998. Prior to Spyglass Entertainment Group, LLC, Mr. Barber served as Vice Chairman and Chief Operating Officer of Morgan Creek Productions and President of Vestron International Group. Mr. Barber received his undergraduate and post-graduate degrees from the University of Witwatersrand in South Africa and he practiced as a chartered accountant and certified public accountant in both South Africa and the U.S. with Price Waterhouse. We believe Mr. Barber’s extensive experience in finance and media brings tremendous value to the Board.

Director Since: 2019 Age: 48 Committee Memberships: • Audit Committee (CHAIR)

BRAD GERSTNER

Mr. Gerstner has served, since 2008, as the CEO and CIO of Altimeter Capital Management, LP, an internet, software and travel focused investment firm that he founded in 2008. Prior to launching Altimeter, Mr. Gerstner was an internet entrepreneur, co-founding two internet search start-ups. Additionally, Mr. Gerstner previously served as a board member and compensation committee member of Orbitz, Inc. He has also served on the boards of SilverRail Technologies, Duetto Research and HotelTonight. Mr. Gerstner holds a B.S. in economics and political science from Wabash College, a J.D. from Indiana University School of Law and an M.B.A. from Harvard Business School. Mr. Gerstner has advised a broad range of companies on business, financial and value-creation strategies. Mr. Gerstner’s proven financial acumen and background in analyzing financial markets brings a depth of knowledge and practical experience to the Board.

Continuing Directors

Class II directors (terms to expire in 2021)

Director Since: 2007 Age: 62 Committee Memberships: • None

RICHARD J. BRESSLER

Mr. Bressler was appointed as our President and Chief Financial Officer in July 2013 and as our Chief Operating Officer in February 2015. Mr. Bressler also served as the Chief Financial Officer of CCOH from July 2013 to May 2019. Prior thereto, Mr. Bressler was a Managing Director at the private equity investment company, Thomas H. Lee Partners, L.P. (“THL”). Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of EY since 1979. Mr. Bressler has been one of our directors since May 2007. Mr. Bressler also currently is a director of Gartner, Inc., where he sits on the Audit Committee. Mr. Bressler previously served as a member of the boards of directors of Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University. Mr. Bressler’s experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL, Gartner and EY are all important contributions to the Board.

Director Since: 2019 Age: 57 Committee Memberships: • Audit Committee • Compensation Committee

SEAN MAHONEY

Mr. Mahoney has extensive experience in capital markets and business strategy across a wide variety of companies and sectors. Since 2008, Mr. Mahoney has been a private investor in public and private securities. Prior to 2008, Mr. Mahoney spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities, where he served as Vice Chairman, Global Banking. Mr. Mahoney currently serves on the board of directors of Arconic, Inc., where he sits on the Audit Committee and chairs the Finance Committee, and Aptiv Plc, where he sits on the Nominating and Corporate Governance Committee and the Finance Committee. In addition, Mr. Mahoney has served on the post-bankruptcy board of Lehman Brothers Holdings Inc. since 2012. Mr. Mahoney was previously a director of Delphi Automotive PLC, Alcoa Inc., Cooper-Standard Holdings, Inc. and Formula One Holdings. Mr. Mahoney holds a Master of Letters Degree from Oxford University (which he attended as a Rhodes Scholar) and a B.A. from University of Chicago. Mr. Mahoney has advised a broad range of companies on business, financial and value-creation strategies. He has served as senior advisor on a range of major equity, debt and M&A projects during his career. Mr. Mahoney’s proven business and investment acumen brings valuable insight and perspectives to the Board.

Director Since: 2019 Age: 44 Committee Memberships: • Compensation Committee • Nominating and Corporate Governance Committee

KAMAKSHI SIVARAMAKRISHNAN

Ms. Sivaramakrisnan has been leading an integration and identity charter at LinkedIn since 2019. Prior to this role, Ms. Sivaramakrisnan was the founder and CEO of Drawbridge, the leading identity management company that enables brands and enterprises to create personalized online and offline experiences. Drawbridge was acquired by LinkedIn in 2019 and will now be offered as a part of the Microsoft and LinkedIn ecosystem. Prior to founding Drawbridge in November 2010, Ms. Sivaramakrishnan was a Senior Research Scientist at AdMob, which was acquired by Google in 2010. Ms. Sivaramakrishnan has been named one of Business Insider’s “Most Powerful Women in Mobile Advertising” for five consecutive years. Ms. Sivaramakrishnan received the Women of Vision ABIE Award for Technology Entrepreneurship from the Anita Borg Institute, and has been named one of the San Francisco Business Times’ Most Admired CEOs and a Mar-Tech Trailblazer by AdWeek. Ms. Sivaramakrishnan also has the unique distinction of her work being onboard NASA’s New Horizons mission to Pluto and the outer planetary system. Ms. Sivaramakrishnan received her Ph.D. in Information Theory and Algorithms from Stanford University. Ms. Sivaramakrishnan’s entrepreneurial experience and business acumen bring extensive knowledge to the Board.

Class III directors (terms to expire in 2022)

Director Since: 2011 Age: 66 Committee Memberships: • None

ROBERT W. PITTMAN

Mr. Pittman was appointed as our Chairman in May 17, 2013. Prior to adding the Chairmanship he became the Chief Executive Officer and a director of iHeartMedia in October 2011. Mr. Pittman was also the Chairman and Chief Executive Officer of CCOH from March 2015 to May 2019 and a director of CCOH beginning in October 2011. From November 2010 to October 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for us and iHeartCommunications. He was the founding member and investor in the Pilot Group LP, a private equity investment company, from April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001. Earlier in his career, he was the programmer who led the team that created MTV and was later CEO of MTV Networks, Inc. and CEO of Six Flags Theme Parks, Inc., Time Warner Enterprises, Inc. and Century 21 Real Estate Corporation. Mr. Pittman was selected to serve as a member of our Board because of his service as our Chief Executive Officer, and we believe that his extensive media experience gained through the course of his career is valuable to the Board.

Director Since: 2019 Age: 64 Committee Memberships: • Audit Committee • Nominating and Corporate Governance Committee (CHAIR)

JAMES A. RASULO

Mr. Rasulo was formerly an executive at Walt Disney Company from 1986 through 2015, having spent his last five years at Disney as the Chief Financial Officer and Senior Executive Vice President. During his tenure at Walt Disney, among other roles, he served as the Chairman of Walt Disney Parks & Resorts. Mr. Rasulo has served on the board of Saban Capital Acquisition Corporation since September 2016, where he also sits on the Audit Committee. Mr. Rasulo serves on numerous charitable organizations, including the board of the Los Angeles Philharmonic Association, Director and Treasurer of HeritX cancer research foundation. Mr. Rasulo is a graduate of Columbia University and received his M.A. & M.B.A. from the University of Chicago. Mr. Rasulo’s proven business acumen and extensive experience serving in executive management roles at a large publicly traded company brings tremendous value to the Board.

CORPORATE GOVERNANCE

Governance Overview

We are committed to maintaining robust governance practices and a strong ethical culture that benefit the long-term interests of our stockholders. The Company, with the oversight of the Board, regularly reviews, updates and enhances its corporate governance practices and compliance and training programs, as appropriate, in light of stockholder feedback, changes in applicable laws, regulations and stock exchange requirements and the evolving needs of our business. Our corporate governance and compliance practices include:

●	Independent Oversight. The Board maintains a majority (5 of 7) of independent directors, including a strong lead independent director and fully independent Board committees.

●

Sunset of Initial Classified Board Structure. The current classified Board structure (adopted at Emergence) will sunset in 2023 and the Board will hold annual director elections beginning in that year.

●	Succession Planning. The Compensation Committee of the Board is responsible for the development and periodic review of succession plans for members of senior management.

●

Prohibition on Hedging and Pledging. We prohibit all directors and executive officers from engaging in hedging transactions, including options (such as puts or calls) or other financial instruments (such as forward contracts, equity swaps, collars or exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. We also prohibit all directors and executive officers from pledging Company securities, unless specifically pre-approved by the Company’s General Counsel.

●	Board and Committee Self-Evaluations. The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and its committees.

●

Stockholder Engagement. Since the Emergence, the Company has participated in several investor conferences and held numerous meetings with institutional stockholders to discuss various topics, including its financial performance, strategy, corporate governance, sustainability and executive compensation program.

●

Corporate Culture, Social Responsibility and Sustainability. Our purpose is to change the world through the power of audio, using our multiple platforms and diverse content to connect people through companionship, compelling storytelling and service to our communities. We are committed to cultivating and fostering diversity at every level of our company to ensure that we reflect our broad and diverse audiences across the many communities in which we live and work.

●

Independent, Anonymous Complaint Process. The Company maintains a third-party managed hotline (“Hotline”) that permits the anonymous reporting of violations of our Code of Business Conduct and other concerns. All Hotline submissions are reviewed and investigated by appropriate members of management. The results of all such investigations are reported to senior management and the Audit Committee quarterly.

Our Board has adopted Governance Guidelines, a Code of Business Conduct + Ethics and charters for our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Governance Guidelines and our Code of Business Conduct + Ethics in the “Corporate Governance” section of the “Investor Relations” page of our website located at www.iheartmedia.com, or by writing to our Secretary at our offices at 20880 Stone Oak Pkwy, San Antonio, Texas 78258.

Board Composition

Our Board currently consists of seven (7) members: Robert W. Pittman, Richard J. Bressler, James A. Rasulo, Gary Barber, Brad Gerstner, Sean Mahoney and Kamakshi Sivaramakrishnan. As described above, our Board is currently divided into three classes. The term of our Class I directors currently in office expires at this Annual Meeting, the term of our Class II directors expires at the annual meeting of stockholders in 2021, and the term of our Class III directors expires at the annual meeting of stockholders in 2022. Our Certificate of Incorporation provides that, beginning with our annual meeting of stockholders in 2023, our Board will be declassified and all director nominees will stand for election for one-year terms that expire at the following year’s annual meeting. Our directors may be removed only for cause, at a meeting called for that purpose.

Director Independence

Our Board of Directors has affirmatively determined that Messrs. Barber, Gerstner, Mahoney and Rasulo and Ms. Sivaramakrishnan are each an “independent director,” as defined under the rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”) and under the standards adopted by the Board in the Company’s Governance Guidelines that are available on our website, www.iheartmedia.com.

Director Candidates

The Nominating and Corporate Governance Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board.

To facilitate the search process for director candidates, the Nominating and Corporate Governance Committee may identify potentially qualified director candidates through a number of channels, including soliciting our current directors and executives for the names of potentially qualified candidates or asking directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee of candidates for election as director.

On the Emergence, Gary Barber and Brad Gerstner became members of our Board pursuant to our Plan of Reorganization.

In accordance with our Governance Guidelines, in evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider (i) experience in positions with a high degree of responsibility; (ii) leadership roles in organizations with which they are affiliated; (iii) highly developed skill sets and professional experience that are relevant to the Company’s strategic and industrial profile; (iv) the time, energy, interest and willingness to serve as a member of the Board; and (v) contributions they can make to the Board and oversight of the Company’s business. The Board evaluates each candidate in the context of the Board as a whole and recommends candidates who can best contribute to the future the success of the Company and represent stockholder interests through the exercise of sound judgment using the group’s diversity of skills and experience. Our Board also seeks to have members from diverse backgrounds, including, among other attributes, gender, ethnicity and professional experience.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Nominating and Corporate Governance Committee, c/o Secretary. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications From Stockholders

Stockholders and other interested parties may contact an individual director, the Lead Independent Director, the Board as a group or a specified Board committee or group, including the non-management directors as a group, by writing to the following address: iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Secretary. Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We may also refer communications to other departments at the Company. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

Stockholder Engagement

The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. Since Emergence, the Company has participated in several investor conferences and held numerous meetings with institutional stockholders to discuss our financial performance, strategy, corporate governance, environmental, social and governance (“ESG”) practices and executive compensation program. Our Annual Impact Report reflects the results of the Company’s outreach on ESG matters. This feedback provides the Company with important insights, which management shares with the Board and the Company is committed to ongoing engagement with its investors on all appropriate matters, including executive compensation and governance. These outreach efforts take place through telephone calls, in-person meetings and correspondence with our investors.

Board Leadership Structure

The Company’s current Board leadership structure comprises a combined Chairman of the Board and Chief Executive Officer, an independent director serving as the Lead Independent Director, and strong, active independent directors. Our Board exercises its judgment in combining or separating the roles of Chairman of the Board and Chief Executive Officer as it deems appropriate in light of prevailing circumstances. The Board will continue to exercise its judgment on an ongoing basis to determine the optimal Board leadership structure that the Board believes will provide effective leadership, oversight and direction, while optimizing the functioning of both the Board and management and facilitating effective communication between the two. The Board has concluded that the current structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. A combined role of Chairman and Chief Executive Officer confers advantages, including for the following reasons:

●

Our Chief Executive Officer is more familiar with our business and strategy than a non-employee chairman and is able to draw on his detailed knowledge of the Company to provide the Board, in coordination with the Lead Independent Director, leadership in focusing its discussions, review and oversight of the Company’s strategy, business, and operating and financial performance;

●	A single Chairman and Chief Executive Officer provides strong and consistent leadership for our Company, without risking overlap or conflict of roles;
●	A combined role ensures that the Company presents its message and strategy to stakeholders with a unified voice;
●	The structure allows for efficient decision-making and focused accountability;
●	Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman; and
●	Our strong Lead Independent Director provides similar benefits to those associated with an independent Chairman.

The Board believes that it is in the best interest of the Company and its shareholders for Mr. Pittman to serve as Chairman and Chief Executive Officer, considering the strong role of our Lead Independent Director and other corporate governance practices providing independent oversight of management.

Our Governance Guidelines provide that, if our Chairman of the Board is not an independent director, the independent directors will select an independent director to act as Lead Independent Director. Since our Emergence, James A Rasulo has served as our Lead Independent Director. The Lead Independent Director’s responsibilities include:

●	presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors and of non-management directors;
●	having discretion to call meetings of the independent directors;
●	facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;
●	serving as the principal liaison between the independent directors and the Chair, without inhibiting direct communication between them;
●

communicating, as appropriate in his or her judgment, to the Chair and management any decisions reached, suggestions, views or concerns expressed by independent directors in executive sessions or outside of Board meetings;

●	providing the Chair with feedback and counsel concerning the Chair’s interactions with the Board;
●	working with the Chair to develop and approve Board meeting agendas and meeting schedules, including to ensure that there is sufficient time for discussion of all agenda items;
●	working with the Chair on the appropriateness (including quality and quantity) and timeliness of the information provided to the Board;
●	authorizing the retention of advisors and consultants who, when appropriate, report directly to the Board;
●	in consultation with the Nominating and Corporate Governance Committee, reviewing and reporting on the results of the Board and committee performance evaluations;
●	periodically meeting on an individual basis with independent directors to discuss Board and committee performance, effectiveness and composition;
●

leading the independent directors’ evaluation of the effectiveness of the Chair (as Chair), including his or her interactions with directors and ability to provide leadership and direction to the Board;

●	if requested, and in coordination with management, to be available for consultation and direct communication with stockholders; and
●	participating in crisis management oversight, as appropriate under the circumstances.

The Board believes that this management and Board leadership structure, combined with the oversight of the Board comprised of a majority of independent Directors, a strong Lead Independent Director with significant responsibilities and the Company’s robust corporate governance policies and procedures, effectively maintains independent oversight of the Company.

Board’s Role in Risk Oversight

Risk assessment and oversight are an integral part of our governance and management processes. Our management is responsible for our day-to-day risk management activities. Our Audit Committee is responsible for overseeing our accounting risks and our general risk assessment and management, including legal and ethical compliance programs and cyber security risks. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions, including as relates to the ongoing coronavirus (COVID-19) outbreak. Our Compensation Committee oversees risks related to the Company’s compensation practices and policies.

Code of Conduct

Our Code of Business Conduct + Ethics (the “Code of Conduct”) applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K. The Code of Conduct is publicly available on our internet website at www.iheartmedia.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.iheartmedia.com.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, executive officers, employees, consultants and contractors. Among its provisions, the policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.

Executive Sessions

The independent members of the Board meet in regularly scheduled executive sessions. Such meetings are presided over by the Lead Independent Director.

Attendance by Members of the Board of Directors at Meetings

There were eleven meetings of the Board during the fiscal year ended December 31, 2019 (twice prior to Emergence and nine times subsequent to Emergence). During the fiscal year ended December 31, 2019, each incumbent director attended at least 90% of the aggregate of (i) all meetings of the Board and (ii) all meetings of the committees on which the director served during the period in which he or she served as a director.

Under our Governance Guidelines, which is available on our website at www.iheartmedia.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to prepare for and attend Board meetings and meetings of committees on which he or she serves. Pursuant to the Company’s Governance Guidelines, we expect Board members to attend the Annual Meeting. We did not hold an annual meeting in 2019.

Board Committees

Name	Committee Membership
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Gary Barber		CHAIR

Brad Gerstner	CHAIR

Robert W. Pittman

Richard J. Bressler

Sean Mahoney

James A. Rasulo			CHAIR

Kamakshi Sivaramakrishnan

   CHAIR = Committee Chair

     = Member

Audit Committee Met five times in 2019 (twice prior to Emergence and three times subsequent to Emergence) Current Committee Members: Brad Gerstner (CHAIR) Sean Mahoney James A. Rasulo

Primary Responsibilities Include:

●  annually evaluate, determine the selection of and, if necessary, determine the replacement or rotation of the independent registered public accounting firm;

●  approve all auditing and non-audit services provided by the independent registered public accounting firm;

●  review, evaluate and discuss reports regarding the independent registered public accounting firm’s independence;

●  review with the internal auditors and the independent registered public accounting firm the scope and plan for audits;

●  review with management, the internal auditors and the independent registered public accounting firm, our system of internal control, financial and critical accounting practices and our policies relating to risk assessment and risk management, including legal and ethical compliance programs;

●  review information technology procedures and controls, including as they relate to data privacy and cyber-security;

●  review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and

●  review material pending legal proceedings involving the Company and other contingent liabilities.

Financial Expertise and Independence

All members of the Audit Committee meet the independence standards of Nasdaq and the Securities and Exchange Commission (“SEC”), as well as the financial literacy requirements of Nasdaq. The Board has determined that each of Sean Mahoney and James A. Rasulo qualifies as an “audit committee financial expert” as defined by SEC rules.

Report

The Report of the Audit Committee is included beginning on page 21 of this proxy statement.

Nominating and Corporate Governance Committee Met one time in 2019 Current Committee Members: James A. Rasulo (CHAIR) Kamakshi Sivaramakrishnan Gary Barber

Primary Responsibilities Include:

●  identify individuals qualified to become members of our board of directors;

●  periodically review the Board’s Governance Guidelines and consider other governance matters and, as appropriate, make recommendations to the Board

●  establish any qualifications, desired background, expertise and other selection criteria for members of our board of directors and any committee;

●  annually review committee assignments and make recommendations to the Board;

●  oversee the annual self-evaluation process of the Board and its committees; and

●  recommend to our board of directors the director nominees for the next annual meeting of stockholders.

Independence

The Nominating and Corporate Governance Committee is comprised entirely of directors who are independent under Nasdaq rules.

Compensation Committee Met five times in 2019 (twice prior to Emergence and three times subsequent to Emergence) Current Committee Members: Gary Barber (CHAIR) Sean Mahoney Kamakshi Sivaramakrishnan

Primary Responsibilities Include:

●  review and approve corporate goals and objectives relevant to Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors , determine and approve the Chief Executive Officer’s and other executive officers’ compensation levels;

●  approve all awards to executive officers under our incentive compensation plans, as well as adopt, administer, amend or terminate such plans;

●  perform tasks similar to those in the two preceding bullets with respect to those other members of senior management whose compensation is the responsibility of our board of directors or whose compensation the Chief Executive Officer requests the Compensation Committee to review and affirm;

●  recommend to the Board all awards under our equity-based plans and recommend to the Board the adoption, amendment or termination of any compensation plan under which stock may be issued;

●  assist our Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;

●  obtain through discussions with management an understanding of our risk management practices and policies in order to appropriately evaluate whether our compensation policies or practices create incentives that affect risk taking;

●  review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, recommend to our Board that the Compensation Discussion and Analysis be included in the proxy statement or annual report on Form 10-K;

●  produce a Compensation Committee report on executive compensation for inclusion in the proxy statement or annual report; and

●  make recommendations to the Board regarding compensation of the Board.

Independence

Each member of the Compensation Committee qualifies as an independent director under Nasdaq’s heightened independence standards for members of a compensation committee and as a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

Report

The Report of the Compensation Committee is included on page 42 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Gary Barber, Sean Mahoney and Kamakshi Sivaramakrishnan. No member of our Compensation Committee is or has been an officer or employee of the Company.

During 2019, none of our executive officers served as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

CORPORATE CULTURE, SOCIAL RESPONSIBILITY AND SUSTAINABILITY

As the number one audio company in the United States, and the largest broadcast radio company, the most important responsibility we have is to the communities we serve. Our purpose is to change the world through the power of audio, using our multiple platforms and diverse content to connect people through companionship, compelling storytelling and service to our communities. We are committed to cultivating and fostering diversity at every level of our company to ensure that we reflect our broad and diverse audiences across the many communities in which we live and work. As the nation’s largest broadcast radio company, our focus on targeted local programming and the deep connection on-air personalities have with listeners has led to iHeartRadio being considered the most trusted name in radio. Additionally, our company’s overall strategy and various initiatives fully encompass the immediate and future advancement of ESG priorities. Below are highlights of our ongoing efforts in these areas:

Community Outreach & Corporate Social Responsibility

As federally-licensed entities, our 850+ radio stations are required to operate as public trustees of the nation’s airwaves. Every one of our stations takes seriously its duty to serve its local communities and operate, as we must—and as we desire—“in the public interest.”

Serving all of our communities across America is the core of what we do, and we place great emphasis on serving the neighborhoods and communities in which we live and work through our diverse portfolio of platforms and assets—broadcast, digital, podcasts, personalities, influencers, social, live events and more.

We are dedicated to inspiring and creating positive change that improves the lives of others. Our community programs are built on the idea that through public awareness and education we give Americans enough information for them to make informed decisions around important public issues.

Our people and stations across the country diligently invest our resources into many projects to help find solutions that improve the lives of others and help communities in need, including:

iHeartMedia Communities: iHeartMedia Communities, our community engagement division that we launched in 2011, serves to focus our ongoing efforts by adding a layer of resources and commitment to address critical issues affecting the local communities we serve and to streamline all philanthropic commitments, ensuring consistent focus and messaging across all divisions and departments.

Hyper-Local Engagement: Over the course of every year, we support hundreds of local nonprofit organizations through:

∎	Media inventory in the form of radio and digital PSAs and weekly long-form public affairs shows addressing specific local concerns
∎	Taking action—on air, digitally and on-site with our employees and personalities in communities facing disasters
∎	Championing the missions of various nonprofit groups
∎	Advocating the issues engaging local officials and decision makers through our Local Advisory Boards
∎	Supporting locally significant events like walkathons, fundraising events and supply drives

Local Advisory Boards: Local Advisory Boards play an integral role in guiding our support of the most relevant issues impacting individual communities. Quarterly meetings serve as a forum for our executives, local communities, government and educational leaders to discuss issues and solutions in an open, collegial environment. The diverse boards in each market carefully monitor public opinion and assist our teams in identifying and implementing projects that enable meaningful public service in each community.

Disaster Assistance and Response Plan: We play a critically important role in our communities when disasters or traumatic events occur, including a deep and ongoing partnership with the Federal Emergency Management

Agency. During these times of crisis, our platforms are essential to the lives of local residents, with our broadcast and digital platforms often serving as the sole information source for disrupted areas—providing news and critical information on everything from storm updates and evacuation routes to food banks, rescue and medical care.

iHeartIMPACT: iHeartIMPACT is our new philanthropic division focused on harnessing the power of advertising to generate funding for nonprofit organizations and community programs across the country. Our mission is to improve the quality of life for millions of Americans by leveraging advertising dollars to positively impact the communities in which we live and work.

The Environment & Sustainability

At iHeartMedia, our commitment to the environment spans every aspect of our business and we are continually looking for ways to reduce our environmental footprint at our stations, LEED certified executive headquarters and live events, and to model the proper behaviors for our employees. We regularly review and implement technology and other measures to make our offices and studios greener, including by reducing our power outputs.

Additionally, we support a number of nonprofit organizations that are helping to solve pressing issues facing our planet. We address environmental issues on-air through both nationally- and locally-targeted public service announcements, long-form programming and podcasts. We currently support a number of leading environmentally-focused organizations both nationally and locally. We are also launching a new initiative, iHeartEarth, to inform audiences across our stations and platforms about small steps they can take in their daily lives to help create a major environmental impact, and creating a slate of podcasts that will focus on an array of environmental concerns and issues as well as adding in a layer of environment-related messaging within other relevant and popular podcasts.

Corporate Culture of Inclusion & Development

At iHeartMedia, inclusion is key to our success. Serving 91% of the U.S. population monthly means that we reach and serve almost every community in America, and we need that same diverse representation guiding our company decisions. Inclusion is about letting people in—and eliminating barriers that may keep people out.

We are committed to cultivating diversity throughout our company. We strive to create an inclusive culture that includes and supports gender identity, sexual orientation, race, ethnicity, religion, socioeconomic background, age, disability and more—a culture that reflects the diversity of the many audiences we serve. We achieve this through:

Workforce Diversity: Creating an inclusive organizational culture is one of our key goals and is closely aligned with our business objectives. We are dedicated to attracting and developing an inclusive and talented workforce that will create and deliver a broad spectrum of content for our diverse audiences across our multiple platforms and live events. We have always benefited from a diverse and inclusive executive leadership team – including female senior executives and LGBTQ leaders and are committed to ensuring executive representation that is as diverse as the Company as a whole.

Diversity in Programming: We seek quality radio, digital and podcasting programming that appeals to the interests and views of all of our listeners, and we believe in delivering a lineup of on-air personalities and storytellers that represents the diversity, opinions and perspectives of our many audiences, including the recent pledge by the iHeartPodcast Network to invest 50% of its production on new shows and slates from diverse creators. Our company purpose is to connect people through companionship and compelling storytelling, and the main way that we do that is through our personalities and storytellers—all of whom represent the specific communities they serve.

Diversity in Live Events: We produce over 20,000 local events every year that represent the diverse communities we serve. Additionally, our nationally produced tentpole concerts are a representation of the collective audiences we reach.

Focus On Veterans: For the last eight years, we have been committed to addressing veteran unemployment and employment retention, including by actively recruiting and hiring veterans, launching the largest public service campaign in company history—iHeartRadio Show Your Stripes, which helps returning veterans find jobs, partnering with military education programs and producing events to celebrate and honor our military.

Workforce and Talent Development: People are our most important source of competitive strength. We are dedicated to the development of our employees across the organization and creating an environment that offers professional challenges, encourages innovation and development and rewards results.

ESG Reporting

As part of our commitment to advance ESG issues, we provide annual disclosures, including:

Annual Community Impact Report: For the last nine years, we have reported annually on our deep and positive impact within the communities in which we live and work. The Annual Impact Report provides a snapshot of the contributions made by our employees and 850+ broadcast radio stations over the course of the year and reinforces continuous communication with our stakeholders—our stockholders, employees, advertisers, listeners and others.

ESG Approach and Performance Reporting: We openly share our evolving ESG approach and performance on our website. As new programs are initiated and progress is made, we make every effort to communicate these details in real-time through external reporting procedures.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed EY as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of EY is not required, we value the opinions of our stockholders and believe that stockholder ratification of the appointment is a good corporate governance practice.

EY has served as our independent registered public accounting firm since at least 1986. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of EY is expected to attend the Annual Meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions from stockholders.

In the event that the appointment of EY is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2021. Even if the appointment of EY is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of iHeartMedia.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment by the Audit Committee of EY as our independent registered public accounting firm for the year ending December 31, 2020.

Principal Accountant Fees and Services

The following table summarizes the fees of EY, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category (in thousands)	2019	2018

Audit Fees(1)	$6,257	$8,021

Audit-Related Fees(2)	$62	$97

Tax Fees(3)	$555	$930

All Other Fees(4)	$361	$370

Total Fees	$7,235	$9,418

(1)

Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews and accounting consultation and research work necessary to comply with financial reporting and accounting standards. Audit fees of $746,000 and $5,509,000 for 2019 and 2018, respectively were incurred by CCOH. Audit fees of $2,912,000 incurred in 2019 relate to our emergence from bankruptcy and debt and equity offerings.

(2)

Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements and are not reported under Audit Fees, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, due diligence related to mergers and acquisitions and employee benefit plan audits required internationally. Audit-related fees of $26,000 and $74,000 for 2019 and 2018, respectively were incurred by CCOH.

(3)

Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews. Of the $555,000 in Tax Fees with respect to 2019 and $930,000 in Tax Fees with respect to 2018, $30,000 and $48,500, respectively, was related to tax compliance services. Tax fees of $248,000 and $930,000 for 2019 and 2018, respectively were incurred by CCOH.

(4)

All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services. Other fees of $26,000 and $45,000 for 2019 and 2018, respectively were incurred by CCOH.

Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee shall approve or pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the Company’s independent registered public accounting firm. During 2019, all audit and audit-related services provided to us were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(A) of Regulation S-X. The Audit Committee also reviewed non-audit services provided by EY during 2019, and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

Report of the Audit Committee

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm and the internal auditors and the Board. The Audit Committee’s purpose includes assisting the Board in its oversight of the preparation of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. EY, our independent registered public accounting firm, is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2019 and has discussed these consolidated financial statements with our management and our independent registered public accounting firm. The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and our Audit Committee has discussed with our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of iHeartMedia, Inc.:

Brad Gerstner (Chair)

Sean Mahoney

James A. Rasulo

PROPOSAL THREE—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)

Background

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (also referred to as “NEOs”) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

We encourage our stockholders to review the “Executive Compensation” section of this proxy statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board of Directors. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our NEOs. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of iHeartMedia, Inc. approve, on an advisory basis, the 2019 compensation of iHeartMedia Inc.’s named executive officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in iHeartMedia Inc.’s proxy statement for the 2020 Annual Meeting of Stockholders.”

Frequency of Say-on-Pay Vote and 2017 Say-on-Pay Vote

At our last Annual Meeting of Stockholders held on May 26, 2017, the Company’s stockholders recommended, and the Company determined, that the stockholder vote on the compensation of our NEOs would occur every three years. Unless the Company determines to change the frequency of the “say-on-pay” advisory votes, our next advisory say-on-pay vote (following the non-binding advisory vote at this Annual Meeting) would occur at our 2023 Annual Meeting of Stockholders. At our 2017 Annual Meeting of Stockholders, more than 98% of the votes cast on the say-on-pay proposal were voted “for” the proposal.

Board Recommendation

Our Board unanimously recommends a vote “FOR” the resolution to approve, on an advisory (non-binding) basis, the compensation of our NEOs, as disclosed in the compensation discussion and analysis, the accompanying compensation tables and related narrative disclosure of this proxy statement.

EXECUTIVE COMPENSATION: INTRODUCTORY SUMMARY

Dear Stockholders,

As we write this Introductory Summary in April 2020, it is unquestionably a challenging and unprecedented time for everyone. The COVID-19 pandemic has already taken an extraordinary toll on individuals, families, schools, companies and economies, and we are all aware that the duration and depth of its full impact will not be clear until the pandemic has been contained through the enormous efforts currently underway worldwide.

While acknowledging the importance of this extraordinary situation for 2020, this report will focus primarily on the significant events of 2019, which was a transformational year for iHeartMedia. Key Company milestones during 2019 included a number of significant achievements:

•	Successful Emergence from bankruptcy
•	Separation from Clear Channel Outdoor Holdings Inc.
•	Listing of the Company’s Class A stock on Nasdaq
•	Strong operational and financial performance
•	Proactive leadership from our motivated and experienced senior leadership team

Fiscal-year 2019 bridges two very different periods under two different Boards – the last four months prior to the Company’s Emergence from bankruptcy and the first eight months post-Emergence – as such, this Compensation Discussion & Analysis report will necessarily be somewhat more complex than future reports. To facilitate your review, this Introductory Summary provides an overview of the main compensation matters addressed by the Company in 2019.

Pre-Emergence (January through April 2019), and prior to our current Board taking office, the Company exclusively prioritized cash compensation, structured as a combination of base salary and performance-based cash incentives. This Pre-Emergence compensation structure emphasized executive retention and short-term (quarterly) performance goals, a typical approach for companies undergoing active restructuring. Shortly before Emergence, the Company’s senior management and major creditors (who, through the restructuring plan, were positioned to become the Company’s major post-Emergence stockholders) negotiated the terms of a detailed multi-year Equity Plan designed to apply to the post-Emergence period. This agreed Equity Plan was confirmed by the Bankruptcy Court as part of the Plan of Reorganization on January 22, 2019. Soon after – on May 1, 2019 (the “Emergence Date”), the Company emerged from bankruptcy.

This Board and Compensation Committee took office on the Emergence Date. Soon after taking office, our Committee focused on ensuring appropriate compensation structures for the remainder of the 2019 fiscal year. To minimize mid-year disruption and to encourage operational consistency, we approved a new cash-based Annual Incentive Plan which retained the performance metrics of the pre-Emergence structure, but applied those metrics to the full-year 2019 (rather than to quarterly periods). Consistent with the terms of the court-approved Equity Plan, we also approved initial Emergence equity grants to senior management, creating strong alignment between our senior executives and our public stockholders.

After setting the 2019 compensation structure, our Committee and senior management worked to define clear and robust compensation principles for application after 2019. These key principles emphasize rewarding exceptional performance, driving value creation for our stockholders, and ensuring best practices and sound governance in everything we do. With these principles as guideposts, we expect to further refine the company’s compensation structures in 2020 and thereafter. For example, we expect to add Free Cash Flow generation as a key future performance criterion alongside the Company’s longstanding Adjusted EBITDA metric.

We are committed to driving thoughtful evolution of the Company’s executive compensation programs in support of our business and financial strategies while consistently prioritizing value creation for our stockholders. We look forward to updating you in the future.

Sincerely,

Gary Barber, Chairman

Sean Mahoney, Member

Kamakshi Sivaramakrishnan, Member

Compensation Discussion and Analysis

Our Company took a transformative and exciting step in 2019, successfully emerging from a Chapter 11 reorganization on May 1. We believe that, as a newly restructured company, iHeartMedia and the executives who lead it are well positioned to achieve our key priorities of growing sustainably over the long term, driving stockholder value and optimizing free cash flow to facilitate further de-leveraging and other key strategic objectives.

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and objectives and the decisions of the Compensation Committee of the Board regarding the fiscal 2019 compensation of our named executive officers. This CD&A also provides details on both the program in place prior to Emergence, as well as the program administered for the remainder of 2019 following Emergence. In addition, it describes certain elements of our executive compensation program for 2020 as we build a program for our future while considering the current external environment.

2019 Named Executive Officers (NEOs)

For fiscal year 2019, our named executive officers (“NEOs”) were:

Robert W. Pittman	Chairman and Chief Executive Officer (“CEO”)

Richard J. Bressler	President, Chief Operating Officer and Chief Financial Officer (“President”)

Paul M. McNicol	Executive Vice President, General Counsel & Secretary

Michael B. McGuinness	Executive Vice President, Finance and Deputy Chief Financial Officer

Scott D. Hamilton	Senior Vice President, Chief Accounting Officer and Assistant Secretary

Steven J. Macri	Former Senior Vice President — Corporate Finance (Mr. Macri transitioned out of his role as Senior Vice President – Corporate Finance in September 2019)

2019 Business Highlights

Following are some of our key 2019 financial and performance highlights in connection with and following our Emergence:

•	As a result of Emergence, we reduced our long-term debt from approximately $16 billion to approximately $5.8 billion.
•	On May 1, 2019, we successfully completed our separation from Clear Channel Outdoor Holdings, Inc. and its subsidiaries.
•	On July 18, 2019, we completed the listing of our shares on the Nasdaq stock exchange.
•	Revenue of $3,683.5 million increased $72.2 million during 2019 compared to 2018 driven primarily by our Digital and Networks revenue streams, which grew 32.2% and 5.6%, respectively.
•	Excluding the impact of political revenue, revenue grew across all of our businesses.
•	Operating income of $506.7 million was down from $690.1 million in 2018, highly affected by items related to bankruptcy and Emergence.
•	Adjusted EBITDA(1) of $1,000.7 million was up 2.5% year-over-year.
•	Strong cash generation resulted in year-end cash balance of $400.3 million, enabling voluntary debt repayment of $150 million in February 2020.
•	Since August 2019, we have completed three refinancing transactions that are expected to result in a reduction of approximately $40 million in annualized cash interest payments.(2)

For additional 2019 Business Highlights see “Executive Summary—2019 Business Highlights” set forth above in this proxy statement.

(1)	See Supplemental Disclosure Regarding Non-GAAP Financial Information.
(2)	Compared to the expected annualized cash interest payments indicated by the terms of the debt structure originally issued to iHeartCommunications, Inc. at Emergence.

Executive Compensation and Emergence from Bankruptcy: A Recap

Prior to Emergence, the Company’s executive compensation program consisted of a combination of base salary and performance-based cash incentives that conformed with market practice for companies undergoing a restructuring process. These programs were designed to create value for our stakeholders during the Chapter 11 process when the Company’s ability to use equity-based compensation was limited. While all compensation decisions are intended to enable behaviors that drive operating performance, align the interests of senior executives with stockholders, and attract, retain and motivate talent, our Company focused on shorter-term compensation during restructuring to retain and motivate key executives to help lead us through a highly uncertain and critical period.

Prior to Emergence, the Company’s executive compensation program was negotiated with and approved by multiple stakeholders pursuant to the following process:

•   Our pre-Emergence Compensation Committee reviewed and approved the programs.

•   Program components were filed with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) for review and comment.

•   Program components were negotiated with and approved by representatives of our major creditors. Many of these same creditors became post-Emergence stockholders of iHeartMedia.

•   Finally, the program received approval from the Bankruptcy Court.

Throughout the CD&A, any references to approval by the Bankruptcy Court also include the approvals of our major creditors, as well as the pre-Emergence Compensation Committee, where necessary and appropriate.

Following Emergence, a new Compensation Committee, comprised of entirely independent directors, was formed.

•   The Compensation Committee assumed a number of pre-designed and Bankruptcy Court approved compensation programs and was guided by such plans in the interest of minimizing mid-year disruption and encouraging operational consistency for the critical post-Emergence period.

•   The Compensation Committee and senior management focused on developing clear and robust compensation principles for 2020 that emphasize rewarding exceptional performance, driving value creation for our stockholders, and ensuring best practices and sound governance in everything we do.

As used in this CD&A, all references to “Compensation Committee” mean iHeartMedia’s post-Emergence Compensation Committee.

The following timeline shows the major elements of our compensation program for 2019 and moving into 2020:

Bankruptcy Court Approved:		New Compensation Committee Approved:
• Base salaries • 2019 Key Employee Incentive Plan (KEIP)	• Amended employment agreements • Prior equity award cancellation • Creation of 2019 Equity Incentive Plan	• 2019 Annual Incentive Plan • One-time Emergence equity awards granted (RSUs and stock options)	• 2020 Annual Incentive Plan • Executive stock ownership guideline adoption • Clawback policy adoption

iHeartMedia Executive Compensation: Key Principles

Our executive compensation programs reflect our key compensation principles and encourage executives to make sound decisions that drive short- and long-term stockholder value creation. The Compensation Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:

•   Attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees;

•   Reward both short- and long-term business results and exceptional performance, and most importantly, maximize long-term stockholder value;

•   Emphasize pay for performance, with a program that aligns financial and operational achievements; and

•   Maintain a commitment to strong corporate governance and best practices, with a focus on avoiding excessive risk-taking and activities that are inconsistent with our stockholders’ interests.

Summary of Our 2019 and 2020 Decisions

Since our Emergence, the Compensation Committee has made all decisions regarding our NEOs’ total compensation (base salary, annual bonus objectives, opportunities and payments, and annual equity grants) in connection with our annual performance review process.

Factors that Guided Compensation Decisions

•   Our executive compensation philosophy

•   Degree of achievement of key strategic financial and operational goals for 2019

•   Recommendations of our CEO and President (other than with respect to their own compensation)

•   Advice of an independent compensation consultant and review of peer group

•   Market pay and governance practices

•   Historical iHeartMedia compensation

2019 Compensation Program Changes and Key Decisions

Base Salary

In connection with Emergence, we entered into employment agreement amendments with Messrs. Pittman and Bressler, providing for an increase of each executive’s base salary. These base salary increases were approved by the Bankruptcy Court.

We also entered into an employment agreement amendment with Mr. McNicol, providing for an increase in his base salary following his assumption of the role of Executive Vice President, General Counsel and Secretary.

Mr. McGuinness’ salary was established upon becoming Executive Vice President, Finance & Deputy Chief Financial Officer on September 5, 2019.

New Annual Incentive Plan

When the 2019 Key Employee Incentive Plan (the “KEIP”) terminated at Emergence, the Compensation Committee adopted an annual cash-based incentive compensation program (the “2019 Annual Incentive Plan”) to incentivize our executive officers to work toward our key long-term priorities, particularly through the critical post-Emergence period. The Compensation Committee retained the same general performance objectives as the KEIP to provide consistency and minimize mid-year disruption during 2019, given that the Company emerged from Chapter 11 in the middle of the fiscal year.

The 2019 Annual Incentive Plan rewards NEOs for the achievement of ambitious Company and, for NEOs other than our CEO and President, business objectives. The post-Emergence bonus structure for each NEO in 2019 was as follows:

•   For the CEO and President, 100% of the bonus opportunity was based on Adjusted EBITDA in accordance with their Bankruptcy Court-approved amended employment agreements (referred to as “OIBDAN” in their amendments, which is calculated the same as Adjusted EBITDA);

•   For other NEOs, 50% was based on Adjusted EBITDA and 50% based on key business objectives as recommended by our CEO and President and as approved by our Compensation Committee.

The Compensation Committee approved the level of achievement for the applicable goals based on the full 2019 fiscal year, with final payments offset by the amounts previously paid in the first and second quarters as KEIP bonuses.

See “Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Short-Term Cash Incentives” below for more information.

Emergence Equity Plan

In connection with Emergence, the Bankruptcy Court approved the creation of a new equity plan, the iHeartMedia, Inc. 2019 Equity Incentive Plan (the “Equity Plan”), which was designed to be applied during the post-Emergence period. As part of that approval, the Bankruptcy Court approved the aggregate share pool, the applicable per-share valuation level for RSUs and the stock options exercise price for awards granted at Emergence, the portion of the pool that would be granted to Company management in connection with the Emergence, allocations for Messrs. Pittman and Bressler, vesting schedules and other key design features. The Equity Plan was designed through iterative negotiations among the Company’s senior management and the Company’s major creditors (who were positioned under the Plan of Reorganization to become the Company’s major post-Emergence stockholders).

Following Emergence, the Compensation Committee administered the Equity Plan by granting one-time Emergence-related equity awards consistent with the Equity Plan’s terms.

Under the Equity Plan, Messrs. Pittman, Bressler, McNicol, Hamilton and Macri were granted a one-time Emergence award by the Compensation Committee, consisting of a combination of restricted stock units and stock options. The stock options granted had exercise prices in excess of the then-current fair market value of our common stock-we will describe these Emergence stock options as “premium-priced” stock options in this CD&A. In addition, the number of shares subject to the equity awards was determined based on an imputed per-share valuation at Emergence, or $19 per share, which in practice, was higher than our closing price on the grant date of the options and RSUs.

(In addition, upon the commencement of his employment on September 5, 2019, Mr. McGuinness was granted an award under the Equity Plan.)

The size and intended value of the Emergence awards under the Equity Plan took into consideration several factors, including:

•   The NEO’s performance, long-term potential and retention considerations;

•   Grant values of any prior grants and restructuring-market practices for comparable positions;

•   The forfeiture of all then-outstanding equity awards at Emergence; and

•   The multi-year nature of the grant.

See “Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Equity Awards” below for more information.

New Compensation Peer Group

We established a new compensation peer group after Emergence. It consists of companies determined to be:

•   Similar in size and complexity as iHeartMedia (primarily based on revenue and enterprise value);

•   Companies in diversified media industries similar to iHeartMedia, including advertising/marketing, broadcasting, entertainment and web-based media;

•   Companies in competition with iHeartMedia for executive talent.

See “Compensation Discussion and Analysis—Role of the Executive Compensation Peer Group” below for more information.

2020 Compensation Program Changes

We believe in maintaining best practices for our executive compensation program. As part of that commitment, our Board has adopted new executive stock ownership guidelines and a “clawback” policy, as highlighted below:

Executive Stock Ownership Guidelines

Effective November 11, 2019, we implemented a formal stock ownership guideline policy for select senior executives. Stock ownership requirements are based on a multiple of base salary for our NEOs and other highly compensated executives. The requirement will be 6x base salary for Messrs. Pittman and Bressler and 2x base salary for our NEOs other than our Chief Accounting Officer (who will be 1x). Executives will have five years from November 11, 2019 to become compliant. See page 41 for more information.

Clawback Policy

Our new “clawback” policy covers excess incentive-based cash and equity compensation in connection with a financial restatement, regardless of whether fraud or misconduct was involved in the financial restatement. If any of the incentive payments would have been lower if determined using the restated results, the Board will, in its discretion and to the extent permitted by law, seek to recoup from the executive officers up to the excess value or benefit of the prior payments made to those executive officers. See page 40 for more information.

2020 Annual Incentive Plan: Structure and Certain Recent Developments

During the second half of 2019, our Compensation Committee designed the Company’s 2020 Annual Incentive Plan (“the 2020 Annual Incentive Plan”) with emphasis on pay-for-performance, value creation for stockholders, and best practices in pursuing the Company’s strategic and operational objectives. Under this 2020 Annual Incentive Plan structure, executives are eligible to earn a cash bonus based on the achievement of corporate financial goals (specifically, Adjusted EBITDA and Free Cash Flow metrics), as well as customized and measurable strategic objectives specific to each senior executive.

On March 30, 2020, the Company announced a significant update affecting cash compensation of its senior executives during 2020. As part of positioning the Company’s overall cost structure for the economic uncertainties caused by the COVID-19 pandemic, the Company announced that its senior management had initiated a series of proactive, voluntary steps to forego certain 2020 compensation otherwise payable to them under their employment agreements. As part of these steps, the Company’s CEO decided to forego 100% of his annual base salary for the remainder of 2020, as well as his eligibility for an incentive award under the 2020 Annual Incentive Plan. The Company’s President decided to reduce his annual base salary by 20% for the remainder of 2020 and to forego his eligibility for an incentive award under the 2020 Annual Incentive Plan, reducing his total target 2020 cash compensation opportunity by approximately 74%. Two other key senior leaders initiated similar proactive decisions, reducing their respective annual base salaries by 10% for the remainder of 2020 and their total target cash compensation by 47% and 55%, respectively.

During the remainder of the 2020 fiscal year, the Compensation Committee plans to evaluate the 2020 Annual Incentive Plan and the Company’s overall compensation programs on an ongoing basis in order to ensure appropriate structure and effectiveness, including with respect to the significant economic challenges triggered by the currently-unfolding COVID-19 pandemic.

Supporting Our Key Compensation Principles and Stockholder Alignment

Reflecting our key compensation principles, the majority of the total compensation opportunity that our CEO, President and other NEOs receive is “at-risk” and dependent upon future performance and achievement of business objectives.

The majority of our total direct compensation for our NEOs will continue to be “at-risk” based on the achievement of specific financial and business goals for both the Company and the individual executive.

Our post-Emergence executive compensation program emphasizes variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of his or her compensation comes from performance-based pay, and emphasizes reward for strong leadership, achievement of financial and business objectives and individual performance. In addition, equity grants ensure executive interests are aligned with stockholder interests and drive long-term creation of stockholder value.

For 2019, the components of our post-Emergence executive compensation program that focused on pay-for-performance and stockholder alignment were designed as follows:

	Short-term (cash)	Long-term (equity)

	Annual Incentive Plan	Restricted Stock Units (RSUs)	Stock Options

Objective	Reward achievement of annual corporate financial goals and defined strategic objectives	Promote executive retention Reinforce ownership in the Company	Reward long-term stockholder value creation Emphasize long-term view

Time Horizon	1 year	4 years(2)	4 years(2)

Metrics

For the CEO and the President: 100% based on achievement of Adjusted EBITDA goals(1)

Other NEOs: 50% based on the achievement of an Adjusted EBITDA goal; 50% based on other individual measurable business objectives

		Not applicable	Stock price appreciation(3)

(1)	Referred to as “OIBDAN” in their May 2019 employment agreement amendments, which is calculated the same as Adjusted EBITDA.
(2)

20% of the initial grants vested on July 22, 2019 (or December 6, 2019 with respect to the grant made to Mr. McGuinness); the remaining RSUs and Options will vest in four equal installments on the four anniversaries of the applicable grant date.

(3)	The stock price appreciation is in excess of a $19.00 exercise price, compared to the closing price on the grant date of $16.50.

Executive Compensation Governance Highlights

iHeartMedia is committed to governance practices that protect and promote the long-term value of the Company for its stockholders. The Compensation Committee reviews our executive compensation practices, which are summarized below, to ensure they reflect the evolving governance landscape and the alignment of executive and stockholder interests.

What We Do	What We Don’t Do

✓  Deliver a significant portion of executive compensation through performance-based, at-risk pay

✓  Maintain a peer group for aligning pay

✓  Set challenging short- and long-term incentive objectives

✓  Provide strong oversight to monitor our equity share usage to minimize dilution

✓  Require stock ownership by executives, with minimum ownership levels defined by role

✓  Have double-trigger change-in-control arrangements

✓  Conduct an annual risk assessment to mitigate any compensation program-related risk having a material adverse effect on the Company

✓  Offer market-competitive benefits for executives that are generally consistent with the benefits provided to the rest of our employees

✓  Consult with an independent consultant on compensation levels and practices

X   Across-the-board base salary increases

X   Guaranteed cash incentives, equity compensation or salary increases for executive officers

X   Uncapped incentives under our Annual Incentive Plan

X   Single-trigger cash severance in connection with a change in control

X   Re-pricing of stock option awards and our plans expressly forbid exchanging underwater options for cash without stockholder approval

X   Hedging or pledging of equity

X   Dividends or dividend equivalents paid on unvested restricted stock units

X   Supplemental executive retirement plans

Stockholder Input on Executive Compensation

The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. Since Emergence, the Company has participated in several investor conferences and held numerous meetings with institutional stockholders to discuss our financial performance, strategy, corporate governance, ESG practices and executive compensation program. In evaluating the design of our executive compensation and the compensation decisions for each of the NEOs, the Compensation Committee considers stockholder input, including the advisory “say-on-pay” vote at our annual meeting.

The Company has historically held its say-on-pay vote once every three years, which was the preferred frequency of the majority of our pre-restructuring stockholders. In May 2017, iHeartMedia held a stockholder advisory vote on the compensation of iHeartMedia’s NEOs. More than 98% of the votes cast approved the compensation of iHeartMedia’s NEOs. Our next say-on-pay advisory vote will occur at our annual meeting of stockholders this year.

The Company is committed to ongoing engagement with its investors on all appropriate matters, including executive compensation and governance. These outreach efforts take place through telephone calls, in-person meetings and correspondence.

Role of the Compensation Committee

The Compensation Committee of the Board administers the executive compensation program for all NEOs, as well as other executives within the Company. While iHeartMedia management provides input, it is the responsibility of the Compensation Committee to evaluate and approve the executive compensation philosophy, plans, policies and programs.

The following table outlines the process the Compensation Committee follows to ensure the total compensation for our NEOs is competitive, appropriately tied to performance and does not promote undue risk-taking.

STEP 1: Input on Compensation		STEP 2: Compensation Committee Decisions		STEP 3: Compensation Committee Oversight

Each year, our CEO and President provide recommendations to the Compensation Committee on the compensation of all other named executive officers. Neither the CEO nor the President make recommendations on their own pay.

These recommendations take into consideration the competitive market pay data provided by the Compensation Committee’s independent compensation consultant as well as the terms of our NEOs’ employment agreements and an evaluation of the NEO’s role, contributions and performance in achieving Company performance and long-term potential. We also consider the value of previous equity awards and internal pay equity.

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Subsequently, the Compensation Committee determines the NEOs’ compensation, ensuring that it is aligned with our executive compensation philosophy.

All aspects of the CEO and President’s compensation are determined solely by the Compensation Committee, with relevant input from an independent compensation consultant.

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For the coming year, the Compensation Committee will review and approve:

•  Objectives for each NEO

•  Variable pay target opportunities for annual incentive awards

•  Performance metrics for the annual incentive award

The Compensation Committee ensures that performance metrics are consistent with the financial, operational and strategic goals set by the Board, the performance goals are sufficiently ambitious and that amounts paid (when target performance levels are achieved) are consistent with our executive compensation philosophy.

Role of the Independent Compensation Consultant

The Compensation Committee has ultimate responsibility for compensation-related decisions. The Compensation Committee’s advisory resources include a retained independent consultant, Willis Towers Watson, which specializes in executive compensation matters. Willis Towers Watson also served as an independent consultant and bankruptcy adviser to iHeartMedia’s pre-Emergence Compensation Committee during the Chapter 11 process. The Compensation Committee’s independent compensation consultant assists the Committee in its evaluation of the compensation provided to our Chief Executive Officer, President and other NEOs. In addition, the independent compensation consultant generally attends Compensation Committee meetings and provides information, research and analysis pertaining to executive compensation and governance as requested by the Compensation Committee.

Other than advising the Compensation Committee and senior management, as described above, Willis Towers Watson did not provide any services to the Company in 2019. The Compensation Committee has considered the independence of Willis Towers Watson, consistent with the requirements of the Nasdaq, and has determined that Willis Towers Watson is independent. Further, pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and determined there is no conflict of interest resulting from retaining Willis Towers Watson. The Compensation Committee intends to reassess the independence of its advisor at least annually.

Role of the Executive Compensation Peer Group

To help ensure we provide our NEOs with fair and market-competitive compensation and to support retention of our key leaders, we annually compare our executive compensation program to that of a peer group of companies. In 2019, we worked with Willis Towers Watson to establish our peer group. Our peer group review consisted of a multi-dimensional analysis in which we selected companies:

iHeartMedia’s revenues and enterprise value are positioned near the 50th percentile of our peer group.

•	Similar in size (primarily revenue and enterprise value) and complexity to iHeartMedia
•	In the media or entertainment industry, including advertising/marketing, broadcasting, movies and entertainment and web-based media
•	In competition with iHeartMedia for executive talent

Our peer group will be regularly reviewed by the Compensation Committee with consideration given to our strategy and the advice of our independent compensation consultant. The Compensation Committee approved the following peer group for 2019:

Executive Compensation Peer Group
AMC Networks, Inc. Discovery, Inc. Entercom Communications Corp. IAC/InterActiveCorp Lions Gate Entertainment Corp.	Live Nation Entertainment, Inc. Nexstar Media Group, Inc. Nielson Holdings plc Sinclair Broadcast Group, Inc. Sirius XM Holdings, Inc.	TEGNA, Inc. The Interpublic Group of Companies, Inc. The Madison Square Garden Company

Elements of the Executive Compensation Program

Our executive compensation program consists of fixed pay and variable pay, including cash and non-cash components. The chart below summarizes the various elements of iHeartMedia’s executive compensation and their purpose:

	Objective	Type of Compensation	Key Features

Base Salary	Provide competitive fixed pay that is tied to the market and allows us to attract, retain and motivate executives within the media/ entertainment industry and broader market	Cash	● Reflects individual skills, experience, responsibilities and performance over time ● Provides a stable and reliable source of income

Short-Term Incentive —Annual Incentive Plan	Encourage focus on Company performance that achieves specific short-term goals	Cash	● Performance-based reward tied to achievement of short-term (annual) corporate, financial goals and individual strategic objectives ● Pays only if threshold performance levels or above are met

Long-Term Incentive —Restricted Stock Units (RSUs)	Promote executive retention over the long-term and align compensation over a multi-year period directly with the interests of stockholders	Equity	● Aligns executive and stockholder interests ● Promotes retention and enhances executive stock ownership

Long-Term Incentive —Stock Options	Closely align executive and stockholder interests and aid in retention	Equity	● Links value to stock price appreciation ● Promotes retention and enhances executive stock ownership

Other Benefits	Provide programs for employees to pursue physical and financial wellbeing through retirement and health and welfare benefits We also provide certain other perquisites to our NEOs	Benefit	● Broad-based benefits available to all employees ● Some executive perquisites

Severance Agreements	Protects the Company and NEOs from certain termination events	Benefit

●  Facilitates an orderly transition in the event of management changes

●  Helps ensure NEOs remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss

●  Provides confidentiality, non-compete and non-solicit protections

Further detail on each of these compensation elements is provided below.

Base Salary

Base salaries are intended to attract and compensate high-performing and experienced leaders and are determined based on performance, scope of responsibility and years of experience, with reference made to relevant competitive market data. Base salaries for executive officers are reviewed on an annual basis and at the time of contract renewal, promotion or other change in responsibilities.

In connection with Emergence, we entered into Bankruptcy Court-approved employment agreement amendments with Messrs. Pittman and Bressler, providing for an increase of each executive’s base salary from $1,200,000 to $1,500,000. The increased base salary for Messrs. Pittman and Bressler was intended to retain these key executives during the critical post-Emergence period and help offset the decrease in cash bonus award opportunities post-Emergence that resulted from moving from the 2019 KEIP to the Annual Incentive Plan, as described below.

We also entered into an employment agreement amendment with Mr. McNicol, providing for an increase in his base salary from $490,000 to $625,000 following his assumption of the role of Executive Vice President, General Counsel and Secretary.

Mr. McGuinness became Executive Vice President, Finance & Deputy Chief Financial Officer on September 5, 2019. Pursuant to his employment agreement, Mr. McGuinness is entitled to a base salary of $575,000.

The following table sets forth the base salaries for each of our NEOs at the end of 2019:

	Pre-Emergence 2019 Salary	December 31, 2019 Salary

Robert W. Pittman	$1,200,000	$1,500,000

Richard J. Bressler	$1,200,000	$1,500,000

Paul M. McNicol	$490,000	$625,000

Michael B. McGuinness	n/a	$575,000

Scott D. Hamilton	$425,000	$425,000

Steven J. Macri(1)	$700,000	$700,000

(1)	Mr. Macri transitioned out of his role as Senior Vice President – Corporate Finance in September 2019.

Short-Term Cash Incentives

iHeartMedia had two cash incentive programs for NEOs in 2019 —the 2019 KEIP, which was in place before Emergence, and the 2019 Annual Incentive Plan, in place after Emergence.

After the 2019 KEIP terminated according to its terms at Emergence, the Company paid out accrued and unpaid bonuses under the plan. Following Emergence, iHeartMedia implemented an Annual Incentive Plan for the remainder of the year.

Pre-Emergence: 2019 KEIP

Our pre-Emergence Compensation Committee and Bankruptcy Court approved the terms and conditions governing the 2019 KEIP, which provided quarterly bonus opportunities for certain key employees.

In developing the 2019 KEIP, our pre-Emergence Compensation Committee recognized that the executive officers not only continued to perform their existing job functions, but also took on additional responsibilities as a result of the restructuring, including developing and implementing the reorganization strategy, participating in Bankruptcy Court hearings and meetings with stakeholders and other parties, reviewing court filings and required reports, and responding to creditor inquiries and requests from the U.S. Trustee — all in addition to their other daily responsibilities and duties.

In its review of the 2019 KEIP, Willis Towers Watson compared the 2019 KEIP design, metrics, amounts and ranges to similar executive compensation programs at companies operating under a Chapter 11 restructuring and found the KEIP was consistent with market practice and provided a reasonable award opportunity to executive officers, given the facts and circumstances of iHeartMedia’s restructuring efforts.

Under the 2019 KEIP, each participant was eligible to earn a performance bonus in cash at the end of each quarter of 2019 (the “2019 KEIP Bonuses”), depending on the extent to which OIBDAN goals had been achieved for each such quarter. In addition, a participant was eligible to earn a year-end award based on achievement of the cumulative OIBDAN goal for 2019. Payments for each quarter were capped at the target amount for the quarter, with the opportunity to receive a payment in excess of target if any excess was earned above the cumulative 2019 goal.

For purposes of the 2019 KEIP, OIBDAN is a non-GAAP measure defined as set forth below in the Supplemental Disclosure Regarding Non-GAAP Information.

The 2019 KEIP set forth threshold, target and maximum bonus opportunities as follows:

Financial Goal Achievement	Percentage of Target Bonus Earned(1)

Less than 85% of Target	0%

85% - less than 100% of Target	50% - 100% of the Target Bonus

100% - less than 115% of Target	100% - 150% of the Target Bonus

115%+ of Target	150% of the Target Bonus

(1)	Payments determined based on linear interpolation between threshold and target, and target and maximum performance levels.

The 2019 KEIP terminated according to its terms at Emergence, such that each participant who remained employed with us through June 30, 2019 was eligible to earn a pro-rated portion of their 2019 KEIP Bonus for the second quarter of 2019, with such pro-ration based on the number of days elapsed during such quarter prior to Emergence.

For each participating NEO, the applicable OIBDAN Performance Goals were based on OIBDAN of the Company’s consolidated group. The threshold goals for the first quarter of 2019 and April 2019, were $206,000,000 and $99,000,000, respectively. The target goals were $242,000,000 and $116,000,00, respectively. We achieved $262,000,000 and $117,000,000, respectively.

Post-Emergence: 2019 Annual Incentive Plan

Following Emergence, the Compensation Committee adopted a cash-based incentive compensation program aimed at driving operating performance, increasing stockholder value and retaining executive officers through the critical post-Emergence period.

The 2019 Annual Incentive Plan retained the general structure and previously negotiated financial performance measures of the pre-Emergence 2019 KEIP in order to maintain consistency in setting the Company’s performance objectives from May 1 through December 31, 2019. However, our Compensation Committee decided that the 2019 Annual Incentive Plan would no longer be paid quarterly but instead would be an annual program, consistent with our pre-bankruptcy practices and typical media industry market practice.

The 2019 Annual Incentive Plan was based on achievement of the following metrics:

Metrics

CEO and President	100% based on Company achievement of Adjusted EBITDA(1)

Other NEOs	50% based on Company achievement of Adjusted EBITDA; 50% based on achievement of key business objectives(2)

(1)	Referred to as “OIBDAN” in their employment agreement amendments, which is calculated the same as Adjusted EBITDA.
(2)

Includes successful Emergence and Separation, the listing of the Company’s equity on Nasdaq, disciplined balance sheet management, refinancing opportunities that lowered interest expense, paydown of debt and decreases in net leverage.

For purposes of the 2019 Annual Incentive Plan, Adjusted EBITDA is a non-GAAP measure defined as set forth in the Supplemental Disclosure Regarding Non-GAAP Information.

The targeted cumulative Adjusted EBITDA goal under the 2019 Annual Incentive Plan was $1.01 billion. The following table sets forth the threshold, target and maximum bonus opportunities with respect to the financial (Adjusted EBITDA) component of the 2019 Annual Incentive Plan:

Financial Goal Achievement	Percentage of Target Bonus Earned

Less than 90% of Target	0%

90% - 95% of Target	0-25% of the Target Bonus(1)

95% - 97.5% of Target	25-100% of the Target Bonus(1)

97.5% - 102.5% of Target	100% of the Target Bonus

102.5% - 105% of Target	100-150% of the Target Bonus(1)

105% - 110% of Target	150-200% of the Target Bonus(1)

110% or more than Target	200% of the Target Bonus

(1)	Determined on a straight-line interpolation basis.

The Compensation Committee determined the level of achievement for the applicable goals based on the full 2019 fiscal year, with final payments offset by the amounts previously paid in respect of the 2019 KEIP bonuses for the first quarter and the prorated second quarter of 2019.

Pursuant to the May 2019 amendments to their employment agreements, Messrs. Pittman and Bressler were eligible to receive target bonuses under the 2019 Annual Incentive Plan equal to at least $3,400,000, subject to proration. In addition, Messrs. McNicol, McGuinness, Hamilton and Macri were eligible to receive target bonuses under the 2019 Annual Incentive Plan equal to 75%, 100%, 70%, and 100% of their applicable base salaries, pursuant to their respective employment arrangements. The decrease to Mr. Macri’s post-Emergence target bonus opportunity reflected the reimplementation of our general pre-bankruptcy incentive compensation plan design and was consistent with Mr. Macri’s pre-bankruptcy target bonus.

With respect to 2019, the Compensation Committee determined that the Adjusted EBITDA goal was achieved at 100% of target, the specified individual goals were achieved at 100% of target for Messrs. McNicol, McGuinness and Hamilton, and the specified individual goals were achieved at 80% of target for Mr. Macri.

Actual 2019 Payouts

The following two tables provide information about the actual payments made to our named executive officers under our KEIP and 2019 Annual Incentive Plan.

Following are the 2019 KEIP payments to our NEOs (other than Mr. McGuinness, who had not yet joined our company):

Name	First Quarter 2019 KEIP Bonus		Second Quarter 2019 KEIP Bonus		Total 2019 KEIP Bonus
	Target	Actual	Target(1)	Actual(2)

Robert W. Pittman	$2,325,000	$2,325,000	$766,484	$766,484	$3,091,484

Richard J. Bressler	$1,325,000	$1,325,000	$436,813	$436,813	$1,761,813

Paul M. McNicol	$91,875	$91,875	$30,288	$30,288	$122,163

Scott D. Hamilton	$74,375	$74,375	$24,519	$24,519	$98,894

Steven J. Macri	$275,000	$275,000	$90,659	$90,659	$365,659

(1)	Amounts reflect prorated target payout for the second quarter 2019 KEIP.
(2)	Amounts reflect proration of the second quarter 2019 KEIP Bonus payments.

Following are the 2019 Annual Incentive Plan payments made to our NEOs:

	Full Year 2019 Financial Goal Achievement	Full Year 2019 Individual Goal Achievement	Full Year 2019 Percentage of Target Bonus Earned	Target(1)	Actual(2)

Robert W. Pittman	100%	n/a	100%	$2,248,243	$2,248,243

Richard J. Bressler	100%	n/a	100%	$2,262,844	$2,262,844

Paul M. McNicol	100%	100%	100%	$313,299	$313,299

Michael B. McGuinness	100%	100%	100%	$185,890	$185,890

Scott D. Hamilton	100%	100%	100%	$198,606	$198,606

Steven J. Macri	100%	80%	90%	$465,848	$382,697

(1)	Amounts reflect prorated target payout.
(2)	Amounts offset by the amounts previously paid in respect of the 2019 KEIP Bonuses for the first quarter and the prorated second quarter of 2019.

McGuinness Sign-on Bonus

Pursuant to his employment agreement, Mr. McGuinness was entitled to receive a one-time cash bonus as a sign-on award equal to the portion of the annual bonus he would have received from his former employer with respect to 2019 had he remained employed with his former employer through the end of 2019. As a result, Mr. McGuinness was paid a sign-on bonus equal to $135,000.

Equity Awards

Cancellation of Pre-Emergence Equity Awards

Prior to Emergence, our equity incentive plans allowed for the issuance of incentive and non-statutory stock options, restricted stock and other equity awards. Upon Emergence, all of the equity awards held by our NEOs were forfeited.

Post-Emergence Equity Arrangements

In connection with our Emergence, the Bankruptcy Court approved the Equity Plan; as part of that approval, the Bankruptcy Court approved the aggregate share pool, the ascribed RSU and stock options exercise price valuation level of $19.00 per share to be applied to the one-time Emergence grants, the portion of the pool that would be granted to Company management in connection with the Emergence allocations for Messrs. Pittman and Bressler, vesting schedules and other key design features.

Following Emergence, the Compensation Committee formally approved the one-time Emergence-related equity awards designed during our bankruptcy process. The awards were granted in the form of restricted stock units and stock options to our NEOs (other than Mr. McGuinness, who was not yet employed by iHeartMedia). The stock options were granted with the previously designated exercise price of $19.00, and as a result were premium-priced options (i.e., the exercise price of $19.00 is higher than the grant date closing price of $16.50). The size and intended value of these awards reflected the multi-year nature of the grant and factored in the forfeiture of pre-Emergence equity awards as well as the NEO’s performance, retention considerations and market practices for comparable positions.

The awards to Messrs. Pittman, Bressler, McNicol, Hamilton and Macri were granted on May 30, 2019 consisting of a combination of RSUs and stock options (collectively, the “Emergence Grants”). Upon the commencement of his employment on September 5, 2019, Mr. McGuinness was granted an award by the Compensation Committee under the Equity Plan consisting of 20,000 RSUs and 30,000 Options (together with the Emergence Grants, the “Executive Grants”).

The following table sets forth the number of stock options and RSUs granted to each NEO in 2019, as well as the grant date fair value:

	Stock Options	Restricted Stock Units	Grant Date Fair Value

Robert W. Pittman	1,448,084	482,695	$15,599,430

Richard J. Bressler	1,448,084	482,695	$15,599,430

Paul M. McNicol	51,000	34,000	$829,895

Michael B. McGuinness	30,000	20,000	$432,997

Scott D. Hamilton	10,000	10,000	$217,725

Steven J. Macri(1)	97,500	52,500	$1,380,315

(1)	Mr. Macri forfeited his Emergence Grants, to the extent they were unvested, in connection with his transition from the Company.

The Emergence options have a term of six years. Mr. McGuinness’ grant was awarded at-the-money as of his grant date, and therefore has an exercise price of $13.93 (i.e., the fair market value on the applicable grant date).

The Emergence Grants will vest, subject to the executive’s continued full-time employment through each applicable vesting date, (a) 20% on July 22, 2019 (the “Initial Tranche”), and (b) an additional 20% will vest on each of the first, second, third and fourth anniversaries of the grant date, with 100% acceleration upon a Change in Control (as defined in the Equity Plan). Mr. McGuinness’ awards will vest on the same schedule, except the first tranche of his awards vested 90 days following his applicable grant date of September 5, 2019 (rather than on July 22, 2019).

If an executive’s employment is terminated by us without “cause” or by the Executive for “good reason” (as such terms are defined in the Equity Plan, and each such termination, a “Qualifying Termination”), the then-unvested portion of the Executive Grants will vest (a) 100% if the termination occurs within one year of the grant date; (b) 50% if the termination occurs more than one year after but up to or less than two years following the grant date; (c) 25% if the termination occurs more than two years after but up to or less than three years following the grant date; and (d) 0% if the termination occurs more than three years following the grant date; provided, that, if an executive other than Mr. McGuinness undergoes a Qualifying Termination or is terminated due to death or Disability (as defined in the Equity Plan), in each case, prior to vesting of the Initial Tranche, the Initial Tranche shall vest and become exercisable upon such termination.

Benefits and Perquisites

Each of the NEOs are entitled to participate in all employee benefit and retirement plans, as well as all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees may participate. We also provide certain other perquisites to the NEOs.

Specifically, from time to time, our named executive officers use Company aircraft for personal air travel, pursuant to the Company’s Aircraft Policy. In addition, iHeartMedia agreed to make an aircraft available to Mr. Pittman for his business and personal use and currently leases an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.” iHeartMedia also makes a car and driver available for Mr. Pittman and Mr. Bressler’s use in and around the New York area, as well as anywhere else on Company business. These perquisites are imputed into the NEO’s income.

iHeartMedia’s Compensation Committee believes that the above benefits and perquisites, although a relatively small portion of the NEOs’ total compensation, provide a more tangible incentive than an equivalent amount of cash compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table.

In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our NEOs to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to periodic review by the Compensation Committee.

Severance Arrangements

Pursuant to their respective employment agreements, each of our NEOs is entitled to certain payments and benefits in certain termination situations or upon a change in control. We believe that our severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation—Potential Post-Employment Payments” set forth below in this proxy statement.

Other Matters

Tax and Accounting Considerations

Compensation Deductibility / Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, generally prohibits executive compensation in excess of $1 million per year to be deducted by us as a compensation expense. The Compensation Committee has approved, and may continue to approve, compensation exceeding the $1 million limitation, including with respect to a portion of base salary, annual bonus and long-term incentives. While compensation tax deductions are relevant issues to consider, the Compensation Committee believes that stockholder interests are best served by not restricting flexibility in designing compensation programs, even though such programs may result in nondeductible compensation expenses for tax purposes.

Accounting Standards

ASC Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, RSUs and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. We have elected to account for forfeitures of awards as they occur. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

Responsible Equity Grant Practices

Our equity grant practices ensure all grants are made on fixed grant dates and at exercise prices or grant prices equal to the fair market value of our Common Stock on such dates. Equity grants are awarded under our stockholder approved plans and we do not backdate, reprice or grant equity awards retroactively. Our stockholder approved equity plans prohibit repricing of awards or exchanges of underwater options for cash or other securities without stockholder approval.

Securities Trading Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, executive officers, employees, consultants and contractors. The policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.

Clawback Policy

We believe in maintaining best practices for our executive compensation program, and as part of that our Board has adopted a “clawback” policy with respect to excess incentive-based cash and equity compensation in connection with a financial restatement, regardless of whether fraud or misconduct was involved in the financial restatement. If any of the payments would have been lower if determined using the restated results, the Board will, in its discretion and to the extent permitted by law, seek to recoup from the executive officers up to the excess value or benefit of the prior payments made to those executive officers.

Stock Ownership Guidelines and Broad-Based Stock Ownership

The Board adopted stock ownership guidelines for our non-employee directors effective July 17, 2019. The purpose of the stock ownership guidelines is to align the interests of non-employee directors with the long-term interests of stockholders, and further promote our commitment to sound corporate governance. The guidelines require each non-employee director to hold an investment position in iHeartMedia’s Class A common stock with an aggregate market value of at least $500,000. Each non-employee director is expected to satisfy the applicable ownership requirement within three years after his or her appointment to the Board.

The types of ownership arrangements counted towards the guidelines are: shares of iHeartMedia’s Class A common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, or shares held by a corporate entity in which the individual holds voting or disposal power over such shares.

The Compensation Committee also adopted stock ownership guidelines covering our executive officers, including our NEOs. We believe that linking a significant portion of an officer’s current and potential future net worth to iHeartMedia’s success, as reflected in our share price, helps to ensure that officers have a stake similar to that of our stockholders. Stock ownership guidelines also encourage long-term management of iHeartMedia for the benefit of its stockholders.

These guidelines require the covered officers to own an amount of iHeartMedia’s Class A common stock with an aggregate market value equal to a specified multiple of their base salary. Each officer is expected to satisfy the applicable ownership requirement generally within five years after first becoming subject to the guidelines. The table below reflects the current ownership guidelines:

Position	Multiple of Base Salary

Chief Executive Officer and President	6x

Named Executive Officers other than the Chief Accounting Officer	2x

Chief Accounting Officer	1x

The types of ownership arrangements counted towards the guidelines are: shares of iHeartMedia’s Class A common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, shares held by a corporate entity in which the individual holds voting or disposal power over such shares, or unvested restricted stock unit awards.

Policy on Hedging and Pledging Company Equity Securities

As mentioned earlier in this proxy statement, we prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s General Counsel.

Corporate Services Agreement

In connection with CCOH’s initial public offering, CCOH entered into a corporate services agreement (the “Corporate Services Agreement”) with iHeartMedia Management Services, Inc. (“iHMMS”), an indirect subsidiary of iHeartMedia, pursuant to which iHMMS provides executive services to CCOH, which are allocated in part to CCOH.

Please refer to footnote (e) to the Summary Compensation Table in this proxy statement for the allocations for 2019, 2018 and 2017. For additional information regarding the Corporate Services Agreement, see “Certain Relationships and Related Party Transactions—Corporate Services Agreement.”

COMPENSATION COMMITTEE REPORT

The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Gary Barber (Chair)

Sean Mahoney

Kamakshi Sivaramakrishnan

EXECUTIVE COMPENSATION TABLES

The following section, and the tables that appear herein, sets forth information with respect to total compensation for the year ended December 31, 2019, and, with respect to the Summary Compensation Table below, the fiscal years ended December 31, 2019, 2018 and 2017 for our 2019 named executive officers.

Decisions governing 2019 compensation paid to the named executive officers were made by two groups: prior to our Emergence, decisions were made by our previous Compensation Committee and, in certain cases, the Bankruptcy Court; and following our Emergence, decisions were made by our new Compensation Committee. We consider 2019 to be a transition year for iHeartMedia. Prior to Emergence, decisions were made with a focus on retaining executives who we believe are key to our success and incentivizing them for the additional work they performed in connection with the bankruptcy. As a result, the compensation granted to our named executive officers during 2019 prior to and upon the closing of the Emergence is not necessarily reflective of the compensation design and arrangements that our Compensation Committee has established and is continuing to design going forward. Since our Emergence, our Compensation Committee has been focused on ensuring that we develop an executive compensation program that is designed not only to attract, motivate and retain executives, but also to align interests to those of our stockholders and incentivize performance with respect to financial and operational goals that we believe will provide long-term value to our stockholders. In addition, our Compensation Committee has been committed to implementing a program that follows best practices.

Summary Compensation Table

The Summary Compensation Table below provides compensation information for the years ended December 31, 2019, 2018 and 2017 for our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)(a)	Non-Equity Incentive Plan Compen- sation ($)(b)	All Other Compen- sation ($)(c)	Total ($)

Robert W. Pittman	2019	1,400,000	—	7,964,468	7,634,962	5,339,726	529,264	22,868,420

Chairman and Chief Executive Officer (PEO)	2018	1,200,000	2,325,000	—	—	8,718,535	839,071	13,082,606
	2017	1,200,000	3,010,000	—	—	8,040,000	1,152,112	13,402,112

Richard J. Bressler	2019	1,400,000(d)	—	7,964,468	7,634,962	4,024,658(d)	27,555(d)	21,051,643

President, Chief Operating Officer and Chief Financial Officer (PFO)	2018	1,200,000	1,325,000	—	—	5,398,735	95,730	8,019,465
	2017	1,200,000	3,010,000	—	—	4,040,000	602,889	8,852,889

Paul M. McNicol Executive Vice President, General Counsel and Secretary	2019	580,000	—	561,000	268,895	435,462	54,099	1,899,456

Michael B. McGuinness(e) Executive Vice President, Finance and Deputy Chief Financial Officer	2019	184,479	135,000(f)	278,600	154,020	185,890	-	937,989

Scott D. Hamilton Senior Vice President, Chief Accounting Officer and Assistant Secretary	2019	425,000(d)	—	165,000	52,725	297,500(d)	5,000(d)	945,225

Steven J. Macri(g) Senior Vice President — Corporate Finance	2019	700,000(d)	—	866,250	514,065	748,356(d)	5,000(d)	2,833,671
	2018	700,000	275,000	—	—	1,712,945	5,000	2,692,945
	2017	700,000	1,250,000	—	—	510,000	5,000	2,465,000

(a)

The amounts shown for 2019 represents the full grant date fair value of time-vesting RSUs and stock options awarded to them by iHeartMedia in 2019, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates are required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all option and RSU awards made to executives in Note 12 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 27, 2020.

(b)	The amounts reflect:
●

For Messrs. Pittman, Bressler, McNicol, Hamilton and Macri, payments for the period of Jan-Apr 2019 under the 2019 KEIP and payments for the period of May-Dec 2019 under the 2019 Annual Incentive Plan pursuant to pre-established performance goals.

●	For Mr. McGuinness, a cash payment with respect to 2019 performance under the 2019 Annual Incentive Plan.
(c)	As described below, for 2019 the All Other Compensation column reflects:
●	amounts we contributed under our 401(k) plan as matching contributions for the benefit of the named executive officers;
●	the value of personal use of company aircraft by Messrs. Pittman and Bressler;
●	amounts reimbursed for car service expenses incurred by Messrs. Pittman and Bressler.

	Robert W. Pittman	Richard J. Bressler	Paul M. McNicol	Michael B. McGuinness	Scott D. Hamilton	Steven J. Macri

Plan contributions (or payment in lieu thereof)	$5,000	$5,000	—	—	$5,000	$5,000

Aircraft usage	497,896	18,490	—	—	—	—

Private medical insurance	—	—	54,099	—	—	—

Car service	26,368	4,065	—	—	—	—

TOTAL	$529,264	$27,555	$54,099	$—	$5,000	$5,000

Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on iHeartMedia’s actual costs.

The value of personal aircraft usage reported above is based on iHeartMedia’s direct variable operating costs. This methodology calculates an average variable cost per hour of flight. iHeartMedia applies the same methodology to aircraft that are covered by contracts with an outside aircraft management company under which iHeartMedia reimburses the aircraft management company for costs that would otherwise be incurred directly by iHeartMedia (including crew salaries, insurance, fuel and hangar rent) and pays them a monthly management fee for the oversight and administrative services that would otherwise have to be provided by iHeartMedia. On certain occasions, an executive’s spouse or other family members and guests may accompany the executive on a flight and the additional direct operating cost incurred in such situations is included under the foregoing methodology.

(d)

As described above under “Compensation Discussion and Analysis—Corporate Services Agreement,” iHMMS previously provided, among other things, certain executive officer services to CCOH. The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect 100% of the amounts for Messrs. Bressler, Hamilton and Macri. However, pursuant to the Corporate Services Agreement, based on CCOH’s OIBDAN as a percentage of iHeartCommunications’ total OIBDAN, CCOH was allocated 37.24% of certain amounts for Mr. Bressler for 2019, 35.03% for 2018 and 35.66% for 2017; 18.62% of certain amounts for Mr. Macri for 2019, 17.52% for 2018 and 17.83% for 2017; and 37.24% of certain amounts for Mr. Hamilton for 2019.

(e)

Mr. McGuinness became our EVP, Finance & Deputy CFO on September 5, 2019. The summary compensation information presented above for Mr. McGuinness reflects his service in that capacity during the periods presented.

(f)	The amount reflects the guaranteed bonus paid to Mr. McGuinness as a sign-on award pursuant to his employment agreement.
(g)	Mr. Macri transitioned out of his role as Senior Vice President —Corporate Finance in September 2019.

Grants of Plan-Based Awards—Fiscal Year 2019

The following table shows all plan-based awards which the Company granted to the NEOs during 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards(a)
		Threshold ($)	Target ($)	Maximum ($)

Robert W. Pittman	N/A(b)		3,091,484	4,637,226
	N/A(b)		2,248,243	7,587,969

	05/30/2019(c)				482,695			7,964,468

	05/30/2019(c)					1,448,084	19.00	7,634,962

Richard J. Bressler	N/A(b)		1,761,813	2,642,720
	N/A(b)		2,262,844	6,287,502

	05/30/2019(c)				482,695			7,964,468

	05/30/2019(c)					1,448,084	19.00	7,634,962

Paul M. McNicol	N/A(b)		122,163	183,245

	N/A(b)		313,299	748,761

	05/30/2019(d)				34,000			561,000

	05/30/2019(d)					51,000	19.00	268,895

Michael B. McGuinness	N/A(b)		185,890	371,780
	09/09/2019(e)				20,000			278,600

	09/09/2019(e)					30,000	13.93	154,020

Scott D. Hamilton	N/A(b)		98,894	148,341

	N/A(b)		198,606	496,106

	05/30/2019(f)				10,000			165,000

	05/30/2019(f)					10,000	19.00	52,725

Steven J. Macri	N/A(b)		365,659	548,489

	N/A(b)		382,697	1,297,354

	05/30/2019(g)				52,500			866,250

	05/30/2019(g)					97,500	19.00	514,065

(a)

The amounts in the table reflect the full grant date fair value of time-vesting option and RSU awards computed in accordance with the requirements of ASC Topic 718 but excluding any impact of estimated forfeiture rates as required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all option and RSU awards made to executives in Note 12 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 27, 2020.

(b)

Each of Messrs. Pittman, Bressler, McNicol, McGuinness, Hamilton and Macri was granted a cash incentive award by iHeartMedia under the 2019 Annual Incentive Plan based on the achievement of pre-established performance goals. A pro-rata portion of this bonus for Messrs. Pittman, Bressler, McNicol, Hamilton and Macri was awarded under the 2019 Key Employee Incentive Plan. For further discussion of the 2019 cash incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(c)

On May 30, 2019, each of Messrs. Pittman and Bressler received a grant of 482,695 RSUs and 1,448,084 options to purchase shares of iHeartMedia’s Class A common stock. Both the RSUs and options vest with respect to 20% of the shares on July 22, 2019 (2 business days following our Direct Listing) and 20% of the shares on each of the first four anniversaries of the grant date.

(d)

On May 30, 2019, Mr. McNicol received a grant of 34,000 RSUs and 51,000 options to purchase shares of iHeartMedia’s Class A common stock. Both the RSUs and options vest with respect to 20% of the shares on July 22, 2019 (2 business days following our Direct Listing) and 20% of the shares on each of the first four anniversaries of the grant date.

(e)

On September 9, 2019, Mr. McGuinness received a grant of 20,000 RSUs and 30,000 options to purchase shares of iHeartMedia’s Class A common stock. Both the RSUs and options vest with respect to 20% of the shares 90 days following the grant date and 20% of the shares on each of the first four anniversaries of the grant date.

(f)

On May 30, 2019, Mr. Hamilton received a grant of 10,000 RSUs and 10,000 options to purchase shares of iHeartMedia’s Class A common stock. Both the RSUs and options vest with respect to 20% of the shares on July 22, 2019 (2 business days following our Direct Listing) and 20% of the shares on each of the first four anniversaries of the grant date.

(g)

On May 30, 2019, Mr. Macri received a grant of 52,500 RSUs and 97,500 options to purchase shares of iHeartMedia’s Class A common stock. Both the RSUs and options vest with respect to 20% of the shares on July 22, 2019 (2 business days following our Direct Listing) and 20% of the shares on each of the first four anniversaries of the grant date.

For further discussion of the equity awards, see “Compensation Discussion and Analysis—Elements of the Executive Compensation—Long-Term Incentive Compensation.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Cash and Stock Incentive Plans

As discussed above, for 2019, iHeartMedia provided awards to Messrs. Pittman, Bressler, McNicol, Hamilton and Macri under the 2019 KEIP and to all of the named executive officers under the 2019 Annual Incentive Plan. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive” for a more detailed description of the 2019 KEIP, the 2019 Annual Incentive Plan and the grant of awards to the named executive officers thereunder.

Prior to Emergence, we maintained an equity plan, the 2015 Executive Long-Term Incentive Plan; any equity awards granted under that plan that remained outstanding at Emergence were forfeited. As described above, in connection with Emergence we adopted the Equity Plan, pursuant to which we have granted equity incentive awards to named executive officers and other eligible participants. See “Compensation Discussion and Analysis—Elements of Compensation—Equity Awards” for a description of the equity awards granted to our named executive officers in connection with Emergence.

Employment Agreements with the Named Executive Officers

Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements. Other than with respect to Mr. McGuinness, the employment agreements were entered into prior to our Chapter 11 process; and the Bankruptcy Court approved amendments to the agreements with Messrs. Pittman and Bressler in connection with our Emergence. The descriptions of the employment agreements set forth below do not purport to be complete and are qualified in their entirety by the employment agreements. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above. Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under “—Potential Post Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.

Robert W. Pittman

We are a party to an employment agreement with Mr. Pittman, which we amended in connection with Emergence (collectively, the “Pittman Agreement”). The amendment provides that Mr. Pittman will serve as Chairman of the Board of iHeartMedia, in addition to his continued service as Chief Executive Officer of iHeartMedia, for an extended term commencing on the effective date of the Emergence and ending on the fourth anniversary of such date, with automatic 12-month extensions thereafter unless either party gives prior notice electing not to extend the agreement. Mr. Pittman will also provide continued transition services to CCOH or Clear Channel International, as applicable, consistent with past practice.

Pursuant to the amendment, Mr. Pittman’s minimum base salary increased from $1,200,000 per year to $1,500,000 per year. His base salary may be increased at the discretion of iHeartMedia’s Board or its compensation committee.

Mr. Pittman also has the opportunity to earn an annual performance bonus for the achievement of OIBDAN (which is calculated the same as Adjusted EBITDA) performance goals established annually by iHeartMedia’s Board or its compensation committee after consultation with Mr. Pittman. Under the Pittman Agreement, Mr. Pittman’s target annual performance bonus for 2019 and thereafter is $3,400,000 (and pro-rated for 2019 following the effective date of the Emergence).

Mr. Pittman is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. In addition, during the term of his employment, iHeartMedia will make an aircraft available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft. iHeartMedia also will make a car and driver available for Mr. Pittman’s business and personal use in and around the New York area as well as anywhere else on company business.

Pursuant to the amendment, on May 30, 2019, iHeartMedia granted Mr. Pittman an award of 1,448,084 Options and 482,695 RSUs under the Equity Plan. “See Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Equity Awards” for additional information on the terms of Mr. Pittman’s award.

In the event a change in control occurs and an excise tax is imposed as a result of any compensatory payments made to Mr. Pittman in connection with such change in control, then in certain circumstances we will pay or reimburse Mr. Pittman an amount equal to any such excise tax plus any taxes resulting from such payments.

Under the Pittman Agreement, Mr. Pittman is required to comply with typical confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify Mr. Pittman for acts committed in the course and scope of his employment.

Richard J. Bressler

We are a party to an employment agreement with Mr. Bressler, which we amended in connection with Emergence (collectively, the “Bressler Agreement”). The amendment provides for Mr. Bressler’s continued employment for an extended term commencing on the date of effectiveness of the Emergence and ending on the fourth anniversary of such date, with automatic 12-month extensions thereafter unless either party gives prior notice electing not to extend the agreement.

Pursuant to the amendment, Mr. Bressler’s minimum base salary increased from $1,200,000 per year to $1,500,000 per year, subject to further increase at the discretion of the Board or the Compensation Committee. Mr. Bressler also has the opportunity to earn an annual performance bonus for the achievement of OIBDAN (which is calculated the same as Adjusted EBITDA) performance goals established annually by iHeartMedia’s Board or its compensation committee after consultation with Mr. Bressler. The annual target performance bonus that may be earned when all of Mr. Bressler’s performance objectives are achieved will be not less than $3,400,000 (and pro-rated for 2019 following the effective date of the Emergence). Mr. Bressler also is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. During the term of the Bressler Agreement, iHeartMedia will make a car service available for Mr. Bressler’s business use.

Pursuant to the amendment, on May 30, 2019, iHeartMedia granted Mr. Bressler an award of 1,448,084 Options and 482,695 RSUs under the Equity Plan. “See Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Equity Awards” for additional information on the terms of Mr. Bressler’s award.

In the event a change in control occurs and an excise tax is imposed as a result of any compensatory payments made to Mr. Bressler in connection with such change in control, then in certain circumstances we will pay or reimburse Mr. Bressler an amount equal to any such excise tax plus any taxes resulting from such payments.

Under the Bressler Agreement, Mr. Bressler is required to comply with typical confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify Mr. Bressler for acts committed in the course and scope of his employment.

Paul M. McNicol

We are a party to an employment agreement with Mr. McNicol, which we amended in connection with Emergence (collectively, the “McNicol Agreement”), providing for Mr. McNicol ‘s continued service as Executive

Vice President, General Counsel and Secretary of iHMMS. Pursuant to the amendment, the term of the agreement was extended through December 31, 2020.

Under the McNicol Agreement, Mr. McNicol receives compensation consisting of a base salary (which was initially set at $490,000 and was increased to $625,000 pursuant to the amendment), incentive awards and other benefits and perquisites. No later than March 15 of each calendar year, Mr. McNicol is eligible to receive a performance bonus with a target opportunity of 75% of his annual base salary. He is entitled to participate in all employee benefit plans and perquisites in which other similarly situated employees may participate. Commencing in 2019, Mr. McNicol will be entitled to book company-provided accommodations in New York City up to two nights a week and fly business class during any business-related travel exceeding three hours.

Pursuant to the McNicol Agreement, Mr. McNicol is required to comply with typical confidentiality, non-competition and non-solicitation covenants. iHeartMedia agreed to defend and indemnify Mr. McNicol for acts committed in the course and scope of his employment.

Michael B. McGuinness

Effective September 5, 2019, Michael B. McGuinness entered into an employment agreement with iHMMS providing for his employment as Executive Vice President – Finance and Deputy Chief Financial Officer for an initial term of four years, with automatic two-year extensions thereafter unless either party gives prior written notice of non-renewal as permitted in the employment agreement (the “McGuinness Agreement”). Pursuant to the McGuinness Agreement, Mr. McGuinness is entitled to receive a base salary at a rate of $575,000 per year and will be eligible to earn an annual performance bonus based on the achievement of financial and performance criteria established by iHMMS and approved in the annual budget, with a target bonus opportunity of 100% of his base salary. For 2019, Mr. McGuinness’ annual bonus was prorated with respect to the number of days he was employed with us during 2019. In addition, Mr. McGuinness is entitled to receive a one-time cash bonus in an amount not to exceed $225,000 as a sign-on award equal to the portion of the annual bonus he would have received from his former employer with respect to 2019 had he remained employed with his former employer through the end of 2019. The McGuinness Agreement also entitles Mr. McGuinness to participate in all employee welfare benefit plans in which other similarly situated employees of iHMMS may participate.

Additionally, pursuant to the McGuinness Agreement, on September 5, 2019 Mr. McGuinness received a one-time long term incentive grant of 20,000 RSUs and 30,000 Options. Under the McGuinness Agreement, Mr. McGuinness is required to comply with typical confidentiality, non-competition and non-solicitation covenants.

iHMMS may elect at any point during the employment term other than the applicable notice of non-renewal period to change Mr. McGuinness to consulting status for a twelve-month period. If Mr. McGuinness is placed in a consulting status, he will be entitled to continued payment of his base salary and any earned but unpaid annual bonus with respect to the prior year, as well as be eligible to receive a pro-rata bonus, calculated based upon performance as of the date on which Mr. McGuinness is placed in a consulting status as related to overall performance at the end of such calendar year.

Scott D. Hamilton

Effective May 1, 2014, one of our subsidiaries, iHMMS (f/k/a Clear Channel Management Services, Inc.), entered into an employment agreement with Mr. Hamilton providing for his service as Senior Vice President, Chief Accounting Officer and Assistant Secretary, and as was subsequently amended May 1, 2017 (the “Hamilton Agreement”). The Hamilton Agreement provides for an employment term through April 30, 2020 and thereafter provides for automatic two-year extensions, unless either iHMMS or Mr. Hamilton gives prior notice electing not to extend the agreement. Pursuant to the Hamilton Agreement, Mr. Hamilton is entitled to receive a base salary from iHMMS at a rate no less than $425,000 per year, which shall be increased at iHMMS’ discretion. Mr. Hamilton will also have the opportunity to earn an annual performance bonus based on the achievement of financial and performance criteria established by iHMMS and approved in the annual budget, with a target bonus opportunity of 70% of his base salary. The Hamilton Agreement also entitles Mr. Hamilton to participate in all employee welfare benefit plans in which other similarly situated employees of iHMMS may participate.

Under the Hamilton Agreement, Mr. Hamilton is required to is required to comply with typical confidentiality, non-competition and non-solicitation covenants.

iHMMS may elect at any point during the employment term other than the applicable notice of non-renewal period to change Mr. Hamilton to consulting status for a twelve-month period. If Mr. Hamilton is placed in a consulting status, he will be entitled to continued payment of his base salary and any earned but unpaid annual bonus with respect to the prior year, as well as be eligible to receive a pro-rata bonus, calculated based upon performance as of the date on which Mr. Hamilton is placed in a consulting status as related to overall performance at the end of such calendar year.

Steven J. Macri

Prior to his departure in 2019, Steven J. Macri was party to an amended employment agreement with iHeartMedia in 2019 (the “Macri Agreement”). Pursuant to the Macri Agreement, Mr. Macri served as Executive Vice President and Chief Financial Officer of iHeartMedia + Entertainment, Inc. (formerly known as Clear Channel Broadcasting, Inc.) and Senior Vice President —Corporate Finance of iHeartMedia and Clear Channel Outdoor.

Under the Macri Agreement, Mr. Macri received compensation consisting of a base salary, incentive awards and other benefits and perquisites. Mr. Macri’s 2019 annual base salary was $700,000. Mr. Macri’s target bonus was to be no less than 100% his base salary for the year to which the bonus relates. He was entitled to participate in all employee benefit plans and perquisites in which other similarly situated employees may participate.

Under the Macri Agreement, Mr. Macri is required to comply with typical confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify Mr. Macri for acts committed in the course and scope of his employment.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table shows all outstanding equity awards held by the NEOs as of December 31, 2019:

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)(a)
Robert W. Pittman	05/30/2019	289,616(b)	1,158,468(b)	19.00	05/30/2025
	05/30/2019					386,156(c)	6,526,036
Richard J. Bressler	05/30/2019	289,616(d)	1,158,468(d)	19.00	05/30/2025
	05/30/2019					386,156(e)	6,526,036
Paul M. McNicol	05/30/2019	10,200(f)	40,800(f)	19.00	05/30/2025
	05/30/2019					27,200(g)	459,680
Michael B. McGuinness	09/09/2019	6,000(h)	24,000(h)	13.93	09/09/2025
	09/09/2019					16,000(i)	270,400
Scott D. Hamilton	05/30/2019	2,000(j)	8,000(j)	19.00	05/30/2025
	05/30/2019					8,000(k)	135,200
Steven J. Macri	05/30/2019	19,500(l)		19.00	03/30/2020

(a)	For equity awards with respect to the Class A common stock of iHeartMedia, this value is based upon the closing sale price of iHeartMedia’s Class A common stock on December 31, 2019 of $16.90.
(b)

Mr. Pittman’s grant of options to purchase 1,448,084 shares of iHeartMedia’s Class A common stock vested 20% on July 22, 2019 (two days following our Direct Listing). An additional 20% will vest on each of May 30, 2020, May 30, 2021, May 30, 2022 and May 30, 2023.

(c)	Mr. Pittman’s RSU award representing 386,156 shares of iHeartMedia’s Class A common stock will vest in four equal installments on May 30, 2020, May 30, 2021, May 31, 2022 and May 30, 2023.
(d)

Mr. Bressler’s grant of options to purchase 1,448,084 shares of iHeartMedia’s Class A common stock vested 20% on July 22, 2019 (two days following our Direct Listing). An additional 20% will vest on each of May 30, 2020, May 30, 2021, May 30, 2022 and May 30, 2023.

(e)	Mr. Bressler’s RSU award representing 386,156 shares of iHeartMedia’s Class A common stock will vest in four equal installments on May 30, 2020, May 30, 2021, May 31, 2022 and May 30, 2023.
(f)

Mr. McNicol’s grant of options to purchase 51,000 shares of iHeartMedia’s Class A common stock vested 20% on July 22, 2019 (two days following our Direct Listing). An additional 20% will vest on each of May 30, 2020, May 30, 2021, May 30, 2022 and May 30, 2023.

(g)	Mr. McNicol’s RSU award representing 27,200 shares of iHeartMedia’s Class A common stock will vest in four equal installments on May 30, 2020, May 30, 2021, May 31, 2022 and May 30, 2023.
(h)

Mr. McGuinness’ grant of options to purchase 30,000 shares of iHeartMedia’s Class A common stock vested 20% on December 6, 2019 (90 days following the grant date). An additional 20% will vest on each of September 9, 2020, September 9, 2021, September 9, 2022 and September 9, 2023.

(i)

Mr. McGuinness’ RSU award representing 16,000 shares of iHeartMedia’s Class A common stock will vest in four equal installments on September 9, 2020, September 9, 2021, September 9, 2022 and September 9, 2023.

(j)

Mr. Hamilton’s grant of options to purchase 10,000 shares of iHeartMedia’s Class A common stock vested 20% on July 22, 2019 (two days following our Direct Listing). An additional 20% will vest on each of May 30, 2020, May 30, 2021, May 30, 2022 and May 30, 2023.

(k)	Mr. Hamilton’s RSU award representing 8,000 shares of iHeartMedia’s Class A common stock will vest in four equal installments on May 30, 2020, May 30, 2021, May 31, 2022 and May 30, 2023.
(l)

Mr. Macri’s grant of options to purchase 97,500 shares of iHeartMedia’s Class A common stock vested 20% on July 22, 2019 (two days following our Direct Listing). Upon his separation with iHeartMedia, the remaining unvested portion of the options were forfeited and the vested portion of the options remained outstanding and exercisable until March 30, 2020.

Option Exercises and Stock Vested—Fiscal Year 2019

The following table sets forth certain information concerning option exercises by and stock vesting for the NEOs during the year ended December 31, 2019.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Robert W. Pittman	96,539	1,568,759
Richard J. Bressler	96,539	1,568,759
Paul M. McNicol	6,800	110,500
Michael B. McGuinness	4,000	58,320
Scott D. Hamilton	2,000	32,500
Steven J. Macri	10,500	170,625

(a)	Represents the gross number of shares acquired on vesting of iHeartMedia restricted stock units without taking into account any shares withheld to satisfy applicable tax obligations.
(b)

Represents the value of the vested restricted stock units, calculated by multiplying (1) the number of vested restricted stock units, by (2) the closing price on the vesting date or, if the vesting date is not a trading day, the previous trading day.

Summary of Potential Payments and Benefits—Termination and Change in Control Events

Overview

This section describes the benefits payable to our Named Executive Officers in two circumstances:

●	Termination of Employment

●	Change in Control

Robert W. Pittman

Termination by iHeartMedia without Cause, by Mr. Pittman for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control. If iHeartMedia terminates Mr. Pittman’s employment without Cause, if Mr. Pittman terminates his employment for Good Cause or if iHeartMedia gives Mr. Pittman a notice of non-renewal, Mr. Pittman will receive a lump-sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year (“Earned Prior Year Annual Bonus”). In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay Mr. Pittman, over a period of two years, an amount equal to two times the sum of his base salary and target bonus; (2) reimburse Mr. Pittman for all COBRA premium payments paid by Mr. Pittman for continuation of healthcare coverage during the 18-month period following the date of Mr. Pittman’s termination; and (3) pay Mr. Pittman a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date (“Prorated Annual Bonus”).

Termination due to Death or Disability. If Mr. Pittman is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHeartMedia may terminate his employment. If Mr. Pittman’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Pittman or his designee or estate: (1) any Earned Prior Year Annual Bonus; and (2) a Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Pittman or his estate for all COBRA premium payments paid by Mr. Pittman or his estate for continuation of healthcare coverage during the 18-month period following Mr. Pittman’s date of termination.

Gross-Up Provisions. In the event a change in control occurs and an excise tax is imposed as a result of any compensatory payments made to Mr. Pittman in connection with such change in control, we will either (i) reduce the payments made to Mr. Pittman such that the excise tax will not be imposed or (ii) in certain circumstances where the compensatory payments to Mr. Pittman exceed a certain threshold, pay the entire (unreduced) payments and also pay or reimburse Mr. Pittman an amount equal to any such excise tax plus any taxes resulting from such payments.

Richard J. Bressler

Termination by iHeartMedia without Cause, by Mr. Bressler for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control. If iHeartMedia terminates Mr. Bressler’s employment without Cause, if Mr. Bressler terminates his employment for Good Cause or if Mr. Bressler’s employment is terminated following iHeartMedia’s notice of non-renewal after the initial term of the employment agreement, iHeartMedia will pay to Mr. Bressler a lump sum amount equal to any Earned Prior Year Annual Bonus. In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay to Mr. Bressler, in periodic ratable installment payments twice per month over a period of 18 months following the date of termination, an aggregate amount equal to 1.5 times the sum of Mr. Bressler’s base salary and target annual bonus; (2) reimburse Mr. Bressler for all COBRA premium payments paid by Mr. Bressler for continuation of healthcare coverage during the 18-month period following the date of Mr. Bressler’s termination; and (3) pay to Mr. Bressler a Prorated Annual Bonus.

Termination due to Death or Disability. If Mr. Bressler is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12 month period, iHeartMedia may terminate his employment. If Mr. Bressler’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Bressler or to his designee or estate: (1) any Earned Prior Year Annual Bonus; and (2) Mr. Bressler’s Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Bressler or his estate for all COBRA premium payments paid by Mr. Bressler or his estate for continuation of healthcare coverage during the 18-month period following Mr. Bressler’s date of termination.

Gross-Up Provisions. In the event a change in control occurs and an excise tax is imposed as a result of any compensatory payments made to Mr. Bressler in connection with such change in control, we will either (i) reduce the payments made to Mr. Bressler such that the excise tax will not be imposed or (ii) in certain circumstances where the compensatory payments to Mr. Bressler exceed, pay the entire (unreduced) payments and also pay or reimburse Mr. Bressler an amount equal to any such excise tax plus any taxes resulting from such payments.

Paul M. McNicol

Termination by iHMMS without Cause, by Mr. McNicol for Good Cause, Upon Non-Renewal of the Agreement by iHMMS.

If iHMMS terminates Mr. McNicol’s employment without Cause, if Mr. McNicol terminates his employment for Good Cause or if iHMMS gives Mr. McNicol a notice of non-renewal of the employment term, Mr. McNicol will receive a lump-sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year. In addition, provided he signs and returns a release of claims in the time period required, iHMMS will: (1) pay Mr. McNicol, over a period of eighteen months, an amount equal to eighteen months of his then-current annual base salary; and (2) if his termination date is between September 1st and December 31st of any calendar year, pay Mr. McNicol his annual bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year.

Termination due to Death or Disability. If Mr. McNicol is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. McNicol’s employment is terminated due to death or disability, iHMMS will pay to Mr. McNicol or his designee or estate a lump sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year.

Michael B. McGuinness

Termination by iHMMS without Cause, by Mr. McGuinness for Good Cause or Upon Non-Renewal of the Agreement by iHMMS. Mr. McGuinness’ employment agreement provides for the following payments and benefits upon termination by iHMMS without “Cause,” by Mr. McGuinness with Good Cause or due to the non-renewal of the agreement by iHMMS.

If iHMMS terminates Mr. McGuinness’ employment without Cause, if Mr. McGuinness terminates his employment for Good Cause or if iHMMS gives Mr. McGuinness a notice of non-renewal of the employment term, Mr. McGuinness will receive a lump-sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year. In addition, provided he signs and returns a release of claims in the time period required, iHMMS will: (1) pay Mr. McGuinness, over a period of twelve months, an amount equal to twelve months of his then-current annual base salary; and (2) if his termination date is between September 1st and December 31st of any calendar year, pay Mr. McGuinness a pro rata portion of his annual bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Mr. McGuinness’ employment agreement does not provide for payments or benefits upon a change in control. A

Termination due to Death or Disability. If Mr. McGuinness is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. McGuinness’ employment is terminated due to death or disability, iHMMS will pay to Mr. McGuinness or his designee or estate a cash payment equal to any earned but unpaid annual bonus with respect to a previous year.

Scott D. Hamilton

Termination by iHMMS without Cause or Upon Non-Renewal of the Agreement by iHMMS. Mr. Hamilton’s employment agreement provides for the following payments and benefits upon termination by iHMMS without “Cause,” or due to the non-renewal of the agreement by iHMMS.

If iHMMS terminates Mr. Hamilton’s employment without Cause or if Mr. Hamilton’s employment is terminated following iHMMS’ notice of non-renewal, iHMMS will pay to Mr. Hamilton: (1) provided he signs and returns a severance agreement and general release of claims, he will receive an amount equal to 12 months of his base salary, to be paid out over a period of twelve 12 months and (2) a pro rata portion of his annual bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year.

Termination due to Death or Disability. If Mr. Hamilton is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. Hamilton’s employment is terminated due to death or disability, iHMMS will pay to Mr. Hamilton or his designee or estate a cash payment equal to any earned but unpaid annual bonus with respect to a previous year.

Steven J. Macri

In connection with Mr. Macri’s resignation from his employment effective December 31, 2019, Mr. Macri entered into a severance agreement with iHMMS providing for the following benefits, in consideration for Mr. Macri’s execution of a general release of claims: (i) a cash payment of $2,000,000, to be paid out over a period of twelve months and (2) a pro rata portion of his 2019 Annual Bonus, calculated based upon performance for the eight-month period beginning on May 1, 2019 and ending on December 31, 2019, which was determined by our Compensation Committee to be equal to $382,697. Such pro rata bonus shall be paid at the same time and in the same manner as the 2019 annual bonuses paid to our other executives.

Impact of Termination on Equity Awards

Impact of Termination on Equity Awards Granted on May 30, 2019. Messrs. Pittman, Bressler, McNicol and Hamilton were each granted an award of RSUs and Options under the Equity Plan on May 30, 2019.

Each such award will fully accelerate and vest upon a Change in Control. If the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (as such terms are defined in the Equity Plan, and each such termination, a “Qualifying Termination”), the then-unvested portion of the award will vest (w) 100% if the termination occurs within one year of the grant date; (x) 50% if the termination occurs more than one year after but up to or less than two years following the grant date; (y) 25% if the termination occurs more than two years after but up to or less than three years following the grant date; and (z) 0% if the termination occurs more than three years following the grant date. In addition, if the executive had undergone a Qualifying Termination or is terminated due to death or Disability (as defined in the Equity Plan), in each case, prior to the vesting of the initial 20% tranche of the award, such tranche would have vested and become exercisable upon such termination.

Impact of Termination on McGuinness Equity Awards Granted on September 5, 2019. In connection with the commencement of his employment, Mr. McGuinness was granted an award of RSUs and Options under the Equity Plan on September 5, 2019.

Mr. McGuinness’ award will fully accelerate and vest upon a Change in Control. If Mr. McGuinness’ employment is terminated pursuant to a Qualifying Termination, the then-unvested portion of the award will vest (w) 100% if the termination occurs within one year of the grant date; (x) 50% if the termination occurs more than one year after but up to or less than two years following the grant date; (y) 25% if the termination occurs more than two years after but up to or less than three years following the grant date; and (z) 0% if the termination occurs more than three years following the grant date.

Summary of Potential Payments Upon Termination or Change in Control

The following table summarizes the payments that would be made to our Named Executive Officers upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2019. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the Named Executive Officer during his employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under the 2019 Plan.(a)

Name	Benefit	Termination without “Cause” or Resignation for “Good Cause” or “Good Reason”	Termination due to “Disability”	Termination due to Death	Resignation without “Good Cause” or “Good Reason”	“Change in Control” without Termination (b)	“Change in Control” with Termination

Robert W. Pittman	Cash Payment	$12,048,243(c)	$2,248,243(d)	$2,248,243(d)	-	-	$12,048,243(c)
	Vesting of Equity Awards(e)	6,526,036	-	-	-	6,526,036	6,526,036

	Value of Benefits(f)	32,512	32,512	32,512	-	-	32,512

	Gross Up Payment(g)	-	-	-	-	-	-

	Total	$18,606,791	$2,280,755	$2,280,755	-	$6,526,036	$18,606,792

Richard J. Bressler	Cash Payment	$9,612,844(h)	$2,262,844(d)	$2,262,844(d)	-	-	$9,612,844(h)
	Vesting of Equity Awards(e)	6,526,036	-	-	-	6,526,036	6,526,036

	Value of Benefits(f)	32,512	32,512	32,512	-	-	32,512

	Gross Up Payment(g)	-	-	-	-	-	-

	Total	$16,171,392	$2,295,356	$2,295,356	-	$6,526,036	$16,171,392

Paul M. McNicol	Cash Payment	$1,250,799(i)	-	-	-	-	$1,250,799(i)
	Vesting of Equity Awards(f)	459,680	-	-	-	-	459,680

	Total	$1,710,479	-	-	-	-	$1,710,479

Michael B. McGuinness	Cash Payment	$760,890(j)	-	-	-	-	$760,890(j)
	Vesting of Equity Awards(f)	341,680	-	-	-	-	341,680

	Total	$1,102,570	-	-	-	-	$1,102,570

Scott D. Hamilton	Cash Payment	$623,606(k)	-	-	-	-	$623,606(k)
	Vesting of Equity Awards(f)	135,200	-	-	-	-	135,200

	Total	$758,806	-	-	-	-	$758,806

Steven J. Macri	Cash Payment	$2,382,697(l)	-	-	-	-	$2,382,697(l)
	Total	$2,382,697	-	-	-	-	$2,382,697

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2019.
(b)

Amounts reflected in the “Change in Control without Termination” column were calculated assuming that no termination occurred after the change in control. The values of any additional benefits to the named executive officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Change in Control with Termination” or other applicable columns.

(c)	Represents (1) two times the sum of Mr. Pittman’s base salary at termination and annual bonus target for the year ended December 31, 2019 and (2) an annual bonus for the period of May – December 2019.
(d)	Represents an annual bonus for the period of May – December 2019.

(e)

Amounts reflect the value of unvested iHeartMedia equity awards on December 31, 2019 that would be subject to accelerated vesting, based upon the closing price of iHeartMedia’s Class A common stock on December 31, 2019 of $16.90 and excluding any stock options with an exercise price exceeding the closing price of iHeartMedia’s Class A common stock on December 31, 2019.

(f)

The values associated with the continued provision of health benefits are based on the 2019 premiums for insurance multiplied by the amount of time Messrs. Pittman and Bressler are entitled to those benefits pursuant to their respective employment agreements.

(g)

In certain circumstances described under “—Robert W. Pittman” and “—Richard J. Bressler” above, Messrs. Pittman and Bressler would be eligible to receive an excise tax gross-up payment under the terms of their employment agreement. For purposes of calculating the gross-up amount shown in the table, the Company has assumed the termination and change in control scenario that would generate the largest gross-up payment for Messrs. Pittman and Bressler if they were terminated on December 31, 2019, which would be a Good Leaver Termination that occurs within 90 days after a change in control that also constitutes a Standalone Change in Control under their respective agreements.

(h)

Represents (1) one and a half times the sum of Mr. Bressler’s base salary at termination and annual bonus target for the year ended December 31, 2019 and (2) an annual bonus for the period of May – December 2019.

(i)	Represents (1) one and a half times Mr. McNicol’s base salary at termination for the year ended December 31, 2019 and (2) an annual bonus for the period of May – December 2019.
(j)	Represents (1) one times Mr. McGuinness’ base salary at termination for the year ended December 31, 2019 and (2) an annual bonus for the period of May – December 2019.
(k)	Represents (1) one times Mr. Hamilton’s base salary at termination for the year ended December 31, 2019 and (2) an annual bonus for the period of May – December 2019.
(l)

Represents (1) severance payment of $2,000,000 to be paid to Mr. Macri over a period of 12 months following his termination on December 31, 2019 and (2) an annual bonus for the period of May – December 2019. For further discussion of Mr. Macri’s separation benefits, see “Summary of Potential Payments and Benefits—Termination and Change in Control Events—Steven J. Macri” above.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing pay ratio information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Robert W. Pittman, our Chief Executive Officer. For 2019, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than our CEO), was $56,068; and

●	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this document was $22,868,420.

Based on this information, for 2019 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 408 to 1.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

In determining the pay ratio calculation, we used the methodology, assumptions and estimates set forth below in determining the median employee.

1.	We selected December 31, 2019, which is within the last three months of 2019, as the date upon which we would identify the median employee.

2.

We determined that, as of December 31, 2019, our employee population consisted of approximately 12,335 individuals working at iHeartMedia and its consolidated subsidiaries, all of which were U.S. employees.

3.

For purposes of measuring the compensation of our employee population, we selected total cash compensation. Total cash compensation includes base salary, hourly pay, overtime, bonuses and commissions, as reported on our payroll records. We measured total cash compensation of the employees included in the calculation over the twelve-month period ended December 31, 2019.

4.

We gathered our total cash compensation information for the twelve-month period ended December 31, 2019 from payroll records of each of our business units and applied this compensation measure consistently to all of our employees included in the calculation. We annualized the total cash compensation of permanent employees hired during the year. We did not make any other annualizing adjustments, and we did not make any cost-of-living adjustments in identifying the median employee.

5.

Once we identified the median employee, we identified and calculated the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $56,068. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table included elsewhere in this document.

We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the equity awards outstanding under the Equity Plan as of December 31, 2019:

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)(1)	Number of Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column) (#)

Equity compensation plans approved by security holders	-	-	-

Equity compensation plan not approved by security holders(2)	8,293,503(3)	18.93	5,557,231

Total	8,293,503	18.93	5,557,231

(1)

The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price

(2)	Represents the Equity Plan.
(3)	This number includes shares subject to outstanding awards granted, of which 5,645,468 shares are subject to outstanding options and 2,648,035 shares are subject to outstanding RSUs.

Equity Plan

Effective May 1, 2019, the Bankruptcy Court approved the establishment of the Equity Plan in connection with our Emergence.

Eligibility; Administration

The key employees, directors and other service providers of iHeartMedia and its subsidiaries are eligible to receive awards under the Equity Plan. The Equity Plan is administered by our Compensation Committee, which may delegate its duties and responsibilities to officers, directors or managers of iHeartMedia or any affiliate thereof, subject to certain limitations that may be imposed under applicable law or regulation, and excluding its authority with respect to awards to non-employee directors or officers within the meaning of Section 16 of the Exchange Act. The plan administrator has the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Equity Plan, subject to its express terms and conditions.

Limitation on Awards and Shares Available

The Equity Plan permits iHeartMedia to grant equity awards covering an aggregate number of shares of iHeartMedia’s Class A common stock equal to the sum of (i) 12,770,387 shares (underlying both options and RSUs) with respect to awards to key members of iHeartMedia management and service providers, which amount equaled 8% of our fully-diluted and distributed shares of Class A common stock as of May 1, 2019 (the “Management Reserve”), plus (ii) 1,596,298 shares with respect to awards to non-employee members of the Board, which amount equaled 1% of our fully-diluted and distributed shares of Class A common stock as of May 1, 2019. Shares issued under the Equity Plan may be treasury shares or authorized but unissued shares.

The Equity Plan provides that 62.5% of the Management Reserve was to be granted to certain specified key members of management and advisors in connection with the effectiveness of the Equity Plan, pursuant to the terms of the forms of option and RSU agreements that had been approved by the Bankruptcy Court. Furthermore, any future awards under the Equity Plan granted pursuant to the Management Reserve would be granted in the form of 65% stock options and 35% RSUs.

The following types of shares of Class A common stock will be added back to the available share limit under the Equity Plan: (i) shares subject to awards that are forfeited or cancelled, expire, are settled for cash or are otherwise terminated, (ii) shares tendered or withheld to satisfy purchase price or tax withholding obligations associated with the exercise or settlement of an award, and (iii) shares covered by stock-based awards assumed by iHeartMedia or its affiliates in connection with the acquisition of another company or business.

The sum of any cash or other compensation, and the maximum grant date fair value of awards granted to any non-employee director pursuant to the Equity Plan during any calendar year may not exceed $750,000, subject to certain exceptions contained within the Equity Plan.

Awards

The Equity Plan provides for the grant of nonqualified stock options and RSUs. Certain awards under the Amended 2010 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards are to be set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards are generally to be settled in shares of iHeartMedia’s Class A common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows:

●

Stock Options. Stock options provide for the purchase of shares of iHeartMedia’s Class A common stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant. The term of a stock option may not be longer than 10 years (or six years in the case of the Emergence-related equity awards, as described above).

●

RSUs. RSUs are contractual promises to deliver shares of iHeartMedia’s Class A common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Any RSUs awarded to a participant will also be granted in tandem with dividend equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of iHeartMedia’s Class A common stock, and are credited to a participant’s account during the period between the date the RSUs are granted and the date such RSUs are settled, on such terms as determined by the plan administrator.

Vesting

The plan administrator may determine any vesting conditions that shall apply to awards under the Equity Plan; provided that the Emergence-related equity awards will vest as set forth in the Equity Plan. In addition, any RSU Awards may be granted as performance awards, meaning that any such award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Certain Transactions

In the event of certain transactions and events affecting iHeartMedia’s Class A common stock, such as stock dividends, stock splits, mergers, reorganizations, spin-offs, liquidation, and other similar corporate transactions or events, if an adjustment is determined by the Board to be reasonably appropriate in order to prevent the dilution or enlargement of the rights of participants under the Equity Plan, then the Board will make equitable adjustments to the Equity Plan and outstanding awards subject to the terms of the Equity Plan. The Board also has broad discretion to take similar action under the Equity Plan, as well as make adjustments to the terms and conditions of existing and future awards, as it may determine appropriate and equitable in other types of corporate transactions or events,

In the event of a change in control (as defined in the Equity Plan) of iHeartMedia, all outstanding awards will immediately vest in full and become exercisable, as applicable.

Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants; Transferability; Participant Payments

The plan administrator may determine award terms and conditions otherwise be inconsistent with the Equity Plan if the plan administrator determines such terms and conditions to be necessary in order to facilitate grants of awards subject to the laws, tax policies or customs of countries outside of the United States. With limited exceptions for estate planning and the laws of descent and distribution, awards under the Equity Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Equity Plan, such obligations shall be satisfied pursuant to a net withholding of an applicable number of shares; provided, that the plan administrator may, in its discretion, accept cash or such other form of consideration as it deems suitable in satisfaction of such obligations.

Plan Amendment and Termination

The Board may amend or terminate the Equity Plan at any time; provided that no such action will amend the terms of the Management Reserve grants or have a material adverse effect on the rights of any participant with respect to such participant’s outstanding awards under the Equity Plan. No award may be granted pursuant to the Equity Plan after the tenth anniversary of the effective date of the Equity Plan.

DIRECTOR COMPENSATION

The individuals who served as members of our Board during 2019 following our Emergence are set forth in the table below. Robert W. Pittman and Richard J. Bressler are employees of iHeartMedia. They do not receive any additional compensation from us for their service on our Board. Mr. Pittman’s compensation for his service as iHeartMedia’s Chief Executive Officer and Mr. Bressler’s compensation for his service as iHeartMedia’s President, Chief Operating Officer and Chief Financial Officer is included in the Summary Compensation Table above.

The following describes the compensation paid to our directors in 2019. On March 30, 2020, the Company announced the directors agreed to voluntarily waive their future cash compensation with respect to the remainder of 2020.

2019 Director Compensation

Directors who were not executives of iHeartMedia are eligible to receive cash director fees with respect to their service in 2019 as follows:

Board Membership	$150,000

Lead Independent Director	$50,000

Audit Committee Chair	$25,000

Audit Committee Member	$15,000

Compensation Committee Chair	$20,000

Compensation Committee Member	$10,000

N&CG Committee Chair	$10,000

N&CG Committee Member	$7,500

In addition, each non-employee director is entitled to receive an annual equity award consisting of RSUs with an aggregate value of $150,000. In connection with our Emergence, the Board approved the election by each of our non-employee directors to receive their annual grants as upfront annual awards for each of 2019, 2020 and 2021.    As a result, each of Messrs. Barber, Gerstner, Mahoney, Rasulo and Ms. Sivaramakrishnan received awards of 23,684 restricted stock units on May 30, 2019, representing upfront annual awards for each of 2019, 2020 and 2021.

In addition, as approved by the Board, (i) each of Messrs. Barber, Gerstner, Mahoney and Rasulo elected to receive 23,684 RSUs in lieu of their $150,000 annual cash retainer for each of 2019, 2020 and 2021, with a collective value of $450,000 for each director; (ii) Ms. Sivaramakrishnan elected to receive 9,473 RSUs in lieu of 40% of her $150,000 annual cash retainer for each of 2019, 2020 and 2021, with a collective value of $180,000.

Each of Messrs. Barber, Gerstner, Mahoney and Rasulo and Ms. Sivaramakrishnan received a cash retainer of $75,000 as compensation in connection with the Emergence. Messrs. Barber, Gerstner and Mahoney elected to receive 3,947 fully-vested shares of iHeartMedia’s Class A common stock in lieu of such $75,000 retainer.

The number of RSUs subject to each grant described above was determined by dividing the applicable dollar-denominated value by a pre-determined stock price of $19.00, rather than the actual fair market value on the grant date ($16.50), and vest as follows (subject to the director’s continued service on the Board through the applicable vesting date):

●

the RSUs granted in lieu of the annual cash retainers vested one-twelfth (1/12) on July 1, 2019, and the remaining RSUs vested or will vest as to one-twelfth (1/12) on the first day of each of the following eleven subsequent quarters;

●

the RSUs representing annual upfront awards for each of 2019, 2020 and 2021 will vest (a) one-third (1/3) on the earlier of iHeartMedia’s annual meeting of stockholders in 2020 or May 30, 2020, (b) one-third (1/3) on earlier of the date of iHeartMedia’s annual meeting of stockholders in 2021 or May 30, 2021 and (c) one-third (1/3) on the earlier of the date of iHeartMedia’s annual meeting of stockholders in 2022 or May 30, 2022.

In each case, the RSU awards will vest in full upon a “change of control.” If a director is removed from the Board, or iHeartMedia fails to nominate a director for re-election to the Board, in each case, for reasons other than for “cause,” or due to the director’s death or disability, the number of RSUs that would have otherwise vested on the next regularly scheduled vesting date will vest on a pro rata basis (as if the RSUs were subject to monthly vesting from the date of grant) through the date of termination of service as a director.

The following table sets forth information regarding the compensation earned by our non-employee directors for the year ended December 31, 2019.

2019 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)(d)	Total ($)

Gary Barber	93,359	781,572	874,931

Frederic F. Brace(a)	122,088	-	122,088

Charles H. Cremens(a)	102,033	-	102,033

Brad Gerstner	91,690	781,572	873,262

Sean Mahoney	116,690	781,572	898,262

James A. Rasulo	125,069	781,572	906,641

Kamakshi Sivaramakrishnan	146,765	547,091	693,856

(a)	Messrs. Brace and Cremens served as directors on the Company’s pre-Emergence Board.
(b)

Amounts reflect the cash retainer fees actually paid to our non-employee directors in 2019. Payments made in respect of the second quarter for fiscal 2019 were prorated based on the date of Emergence. In addition, amounts for Messrs. Barber, Gerstner, Mahoney and Rasulo and Ms. Sivaramakrishnan reflect a $75,000 cash retainer payable to each director in respect of his or her services in connection with the Emergence. In lieu of such $75,000 retainer, Messrs. Barber, Gerstner and Mahoney elected to receive unrestricted shares of iHeartMedia’s Class A common stock. As described above, the number of shares issued to each of Messrs. Barber, Gerstner and Mahoney pursuant to such election was determined by dividing the retainer amount of $75,000 by the pre-determined stock price of $19.00; provided, however, that the actual aggregate fair market value of the shares received by each director was approximately $65,126 (based on the grant date fair market value of $16.50 per share). The amount for Mr. Mahoney also reflects additional cash fees of $25,000 paid to Mr. Mahoney in respect of the services he provided in connection with our Direct Listing in 2019.

Amounts for Messrs. Brace and Cremens reflect cash retainer fees received for their service on the Board during the period of 2019 prior to Emergence, following which they ceased to serve as members of our Board, as well as cash fees paid to Messrs. Brace and Cremens in respect of additional services provided in connection with our Emergence equal to $5,000 per diem.

Messrs. Barber, Gerstner, Mahoney and Rasulo elected to receive their entire $150,000 annual cash retainer in the form of RSUs; Ms. Sivaramakrishnan elected to receive 40% of her $150,000 annual cash retainer, or $60,000, in the form of RSUs. As such, the value of these RSUs are reflected in the Stock Awards column.

(c)

The amounts shown for the directors for 2019 represents the full grant date fair value of time-vesting RSUs awarded to them by iHeartMedia on May 30, 2019, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates are required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all RSU awards made to directors in Note 12 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 27, 2020.

(d)

As of December 31, 2019, Mr. Barber held a total of 43,421 outstanding RSUs, Mr. Gerstner held a total of 43,421 outstanding RSUs, Mr. Mahoney held a total of 43,421 outstanding RSUs, Mr. Rasulo held a total of 43,421 outstanding RSUs and Ms. Sivaramakrishnan held a total of 31,579 outstanding RSUs.

Relationship of Compensation Policies and Programs to Risk Management

In consultation with the Compensation Committee, management conducted an assessment of whether our compensation policies and practices encourage excessive or inappropriate risk taking by employees, including employees other than our NEOs. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on our business.

Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning our compensation principles with the long-term interests of iHeartMedia and avoiding rewards or incentive structures that could create unnecessary risks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Class A and Class B common stock and the Special Warrants as of April 22, 2020, by each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock as of such date based on currently available Schedules 13D and 13G filed with the SEC.

The number of shares of Class A common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our Class A common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A common stock.

	Class A Common Stock(1,2)		Class B Common Stock(2,3)		Special Warrants(2,4)		Fully Converted(5)
	Number	Voting Percentage	Number	Percentage of Class	Number	Percentage of Class	Percentage

5% Class A Stockholders(6)

Franklin Mutual Advisers, LLC(7)	7,515,057	12.5%	-	-	126,259	*	5.2%

Pacific Investment Management Company LLC (“PIMCO”)(8)	5,924,150	9.9%	78,867	1.1%	38,055,834	48.1%	30.2%

Invesco Senior Secured Management Inc.(9)	5,474,011	9.1%	184	*	2,719,686	3.4%	5.6%

*	Less than 1%.
(1)	Applicable percentage of ownership for each holder is based on 59,907,388 shares of Class A common stock outstanding on April 22, 2020.
(2)

Pursuant to our certificate of incorporation, we may restrict the ownership, or proposed ownership, of shares of our Class A common stock, Class B common stock or Special Warrants by any person or entity if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the U.S. laws pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium (the “Federal Communications Laws”), (b) limits or impairs or could limit or impair any of our business activities or proposed business activities under the Federal Communications Laws or (c) subjects or could subject us to any regulation under the Federal Communications Laws to which we would not be subject but for such ownership or proposed ownership (clauses (a), (b) and (c) collectively, “FCC Regulatory Limitations”). On July 25, 2019, the Company filed a Petition for Declaratory Ruling (“PDR”) requesting the Federal Communications Commission’s (the “FCC”) consent to exceed the 25 percent foreign ownership and voting benchmarks that currently apply to the Company, on which the FCC has requested public comment. The public comment period closed on March 26, 2020. The FCC has also referred our PDR to Team Telecom – the interagency federal government group that analyzes requests for national security, law enforcement, and public safety issues. We cannot predict whether the FCC will issue a ruling granting the PDR, the amount of foreign equity and voting rights any such a ruling will allow us to have, or how long it will take to obtain such a ruling. For purposes of determining beneficial ownership of our Class A common stock, Class B common stock or Special Warrants (other than as reflected in the column “Fully Converted”), we have assumed that the shares of Class B common stock are not currently convertible or convertible on or before June 21, 2020 into shares of Class A common stock, and the Special Warrants are not currently exercisable or exercisable on or before June 21, 2020 into shares of Class A common stock, because of the holder’s obligation to comply with the FCC Regulatory Limitations.

(3)	Applicable percentage of ownership for each holder is based on 6,900,228 shares of Class B common stock outstanding on April 22, 2020.
(4)	Applicable percentage of ownership for each holder is based on 79,110,167 Special Warrants outstanding on April 22, 2020.
(5)

Reflects ownership of Class A common stock assuming the conversion of all outstanding Class B common stock and exercise of all outstanding Special Warrants into Class A common stock. Applicable percentage of ownership for each holder is based on 59,907,388 shares of Class A common stock outstanding, 6,900,228 shares of Class B common stock outstanding and 79,110,167 Special Warrants outstanding on April 22, 2020. However, the actual conversion of Class B common stock into Class A common stock and the exercise of Special Warrants for Class A common stock is subject to the holder’s obligation to comply with FCC Regulatory Limitations and the granting of the Company’s PDR, as described in footnote 2, above.

(6)

In accordance with Instruction 3 to Item 403 of Regulation S-K, this table is based solely on information contained in Schedules 13D and 13G filed with the SEC reporting beneficial ownership of more than 5 percent of our Class A common stock.

(7)

As reported on Schedule 13G/A filed with respect to the Company’s Class A common stock on February 3, 2020. The securities reported are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Franklin Mutual Advisers, LLC (“FMA”), an indirect wholly owned subsidiary of Franklin Resources, Inc. (“FRI”). FMA has sole voting and dispositive power with respect to the securities reported. The business address of each reporting person is 101 John F. Kennedy Parkway, Short Hills, NJ 07078-2789.

(8)

As reported on Schedule 13G/A filed with respect to the Company’s Class A common stock on February 13, 2020. The securities reported are held by investment advisory clients or discretionary accounts of which PIMCO is the investment adviser. PIMCO reports beneficial ownership with respect to all 5,924,150 shares of the Company’s Class A common stock and has sole voting and dispositive power with respect to 5,858,879 of those shares. The business address of each reporting person is 650 Newport Center Drive, Newport Beach, CA 92660.

(9)

As reported on Schedule 13G/A filed with respect to the Company’s Class A common stock on February 14, 2020. Invesco Senior Secured Management Inc., as a discretionary manager for OFI-Senior Floating Rate has sole voting and dispositive power with respect to the securities reported. However, no one individual has greater than 5% economic ownership. The shareholders of the Fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of securities listed above. The business address of the reporting person is 1166 Ave of the Americas, 26th floor, New York, NY, 10036.

Ownership of our Class A and Class B common stock and the Special Warrants may be subject to compliance with various regulatory requirements, including those arising under Federal Communications Laws, federal securities laws, including Section 13 of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and Section 203 of the General Corporation Law of the State of Delaware.

The following table sets forth information regarding beneficial ownership of our Class A common stock as of April 22, 2020, by each of our directors (which includes all nominees); our named executive officers; and all of our directors and executive officers as a group. Shares of our Class A common stock issuable under restricted stock units that will vest and stock options that will be exercisable on or before June 21, 2020, are deemed beneficially owned for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of all directors and executive officers is 20880 Stone Oak Parkway, San Antonio, TX 78258. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

	Class A Common Stock(1)

	Number	Percentage

Named Executive Officers and Directors

Robert W. Pittman(2)	849,730	1.4%

Richard J. Bressler(3)	778,027	1.3%

Gary Barber(4)	76,735	*

Brad Gerstner(5)	19,735	*

Sean Mahoney(6)	179,735	*

James A. Rasulo(7)	15.788	*

Kamakshi Sivaramakrishnan(8)	12,629	*

Paul M. McNicol(9)	34,081	*

Michael B. McGuinness(10)	30,000	*

Scott D. Hamilton(11)	8,723	*

Steven J. Macri	-	*

All executive officers and directors as a group (10 individuals)(12)	2,005,183	3.3%

*	Less than 1%.
(1)	Applicable percentage of ownership for each holder is based on 59,907,388 shares of Class A common stock outstanding on April 22, 2020.
(2)

Represents 152,225 shares of Class A common stock, vested stock options representing the right to purchase 289,617 shares of Class A common stock and 386,156 unvested RSUs and options that will vest within 60 days of April 22, 2020 held by Mr. Pittman as of April 22, 2020 and 21,732 shares of Class A common stock held by Pittman CC, LLC, an entity 96% owned by Mr. Pittman.

(3)

Represents 102,254 shares of Class A common stock, vested stock options representing the right to purchase 289,617 shares of Class A common stock and 386,156 unvested RSUs and options that will vest within 60 days of April 22, 2020 held by Mr. Bressler as of April 22, 2020.

(4)	Represents 68,841 shares of Class A common stock and 7,894 shares of unvested RSUs that will vest within 60 days of April 22, 2020 held by Mr. Barber as of April 22, 2020.

(5)	Represents 11,841 shares of Class A common stock and 7,894 shares of unvested RSUs that will vest within 60 days of April 22, 2020 held by Mr. Gerstner as of April 22, 2020.
(6)	Represents 171,841 shares of Class A common stock and 7,894 shares of unvested RSUs that will vest within 60 days of April 22, 2020 held by Mr. Mahoney as of April 22, 2020.
(7)	Represents 7,894 shares of Class A common stock and 7,894 shares of unvested RSUs that will vest within 60 days of April 22, 2020 held by Mr. Rasulo as of April 22, 2020.
(8)	Represents 4,735 shares of Class A common stock and 7,894 shares of unvested RSUs that will vest within 60 days of April 22, 2020 held by Ms. Sivaramakrishnan as of April 22, 2020.
(9)

Represents 6,881 shares of Class A common stock, vested stock options representing the right to purchase 10,200 shares of Class A common stock and 17,000 unvested RSUs and options that will vest within 60 days of April 22, 2020 held by Mr. McNicol as of April 22, 2020.

(10)	Represents 24,000 shares of Class A common stock and vested stock options representing the right to purchase 6,000 shares of Class A common stock held by Mr. McGuinness as of April 22, 2020.
(11)

Represents 2,723 shares of Class A common stock, vested stock options representing the right to purchase 2,000 shares of Class A common stock and 4,000 unvested RSUs and options that will vest within 60 days of April 22, 2020 held by Mr. Hamilton as of April 22, 2020.

(12)

Represents 553,235 shares of Class A common stock, vested stock options representing the right to purchase 597,434 shares of Class A common stock and 793,312 unvested RSUs and options that will vest within 60 days of April 22, 2020 held by our directors and executive officers as a group and 21,732 shares of Class A common stock held by Pittman CC, LLC.

Delinquent Section 16 Reports

Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1(f) under the Exchange Act) and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2019 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements, other than one Form 4 that reported two transactions by Abrams Capital Management, L.P. and certain related entities that was filed late and Form 3s for Gary Barber, Brad Gerstner, Sean Mahoney, James A. Rasulo, Kamakshi Sivaramakrishnan and Paul M. McNicol that were filed late.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Relationships and Transactions Prior to Emergence from Chapter 11

iHeartMedia Chapter 11 Proceedings

On March 14, 2018, we, iHeartCommunications and certain of the Company’s other direct and indirect domestic subsidiaries (the “Debtors”) filed petitions for relief under Chapter 11, in the United States Bankruptcy Court for the Southern District of Texas. Our former subsidiary, CCOH, and its direct and indirect subsidiaries did not file voluntary petitions for reorganization and were not Debtors in the Chapter 11 cases.

The Settlement Agreement

On December 16, 2018, the Debtors, CCOH, GAMCO Asset Management, Inc. and Norfolk County Retirement System entered into a settlement (the “CCOH Separation Settlement”) of all claims, objections and other causes of action that have been or could be asserted by or on behalf of CCOH, GAMCO Asset Management, Inc. and/or Norfolk County Retirement System by and among the Debtors, CCOH, GAMCO Asset Management, Inc., certain individual defendants in an action captioned Norfolk County Retirement System, v. iHeartMedia, Inc., et al., C.A. No. 2017-0930-JRS and/or the action captioned GAMCO Asset Management Inc. v. iHeartMedia Inc. et al., C.A. No. 12312-VCS and the private equity sponsor defendants in such actions. The CCOH Separation Settlement provided for the consensual separation of the Debtors and CCOH, including approximately $149.0 million of recovery to CCOH on account of its claim against iHeartCommunications in the Chapter 11 cases, a $200 million unsecured revolving line of credit from certain of the Debtors to CCOH for a period of up to three years, the transfer of certain of the Debtors’ intellectual property to CCOH, the waiver by the Debtors of the setoff for the value of the transferred intellectual property, mutual releases, the termination of the cash sweep under the then existing Corporate Services Agreement, the termination of any agreements or licenses requiring royalty payments from CCOH to the Debtors for trademarks or other intellectual property, the waiver of any post-petition amounts owed by CCOH relating to such trademarks or other intellectual property and the execution of a new transition services agreement and other separation documents.

Stockholders Agreements

We were previously party to a stockholders agreement with Clear Channel Capital IV, LLC (“CC IV”) and Clear Channel Capital V, L.P. (“CC V”) and certain other parties that are affiliated with our former stockholders, Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (the “Sponsors”). The stockholders agreement, among other things: (1) specified how the parties voted in elections to our Board; (2) restricted the transfer of shares subject to the agreement; (3) included the ability of CC IV to compel the parties to sell their shares in a change of control transaction or participate in a recapitalization of iHeartMedia; (4) gave the parties the right to subscribe for their pro rata share of proposed future issuances of equity securities by iHeartMedia or its subsidiaries to the Sponsors or their affiliates; (5) required the parties to agree to customary lock-up agreements in connection with underwritten public offerings; and (6) provided the parties with customary demand and “piggy-back” registration rights.

Affiliate Transaction Agreement

We, the Sponsors and iHeartCommunications were previously party to an agreement under which iHeartMedia agreed that neither it nor any of its subsidiaries would enter into or effect any affiliate transaction between iHeartMedia or one of its subsidiaries, on the one hand, and any Sponsor or any other private investment fund under common control with either Sponsor (collectively, the “principal investors”), on the other hand, without the prior approval of either a majority of the independent directors of iHeartMedia or a majority of the then-outstanding shares of our former Class A common stock (excluding for purposes of such calculation from both (1) the votes cast and (2) of the outstanding shares of former Class A common stock, all shares held at that time by any principal investor, any affiliate of a principal investor or members of management and directors of iHeartMedia whose beneficial ownership information is required to be disclosed in filings with the SEC pursuant to Item 403 of Regulation S-K). This agreement terminated on the Emergence.

Corporate Services Agreement

iHMMS, an indirect subsidiary of iHeartMedia, previously entered into a Corporate Services Agreement with CCOH to provide CCOH certain administrative and support services and other assistance. Pursuant to the Corporate Services Agreement, as long as iHeartCommunications continued to own greater than 50% of the total voting power of CCOH’s common stock, iHMMS would provide CCOH with such services and other assistance, which CCOH must accept. For the period from January 1, 2019 to April 30, 2019, charges for the corporate and executive services provided to CCOH under the Corporate Services Agreement totaled $10.2 million. The Corporate Services Agreement was superseded and replaced, as of May 1, 2019, by the Transition Services Agreement between the Company, certain of its subsidiaries and CCOH as part of the separation of CCOH from the Company.

Commercial Transactions

Prior to our emergence from Chapter 11, entities controlled by the Sponsors held all of the shares of our former Class B common stock and former Class C common stock, representing a majority (whether measured by voting power or economic interest) of our equity. Seven of our former directors (John N. Belitsos, James C. Carlisle, John P. Connaughton, Matthew J. Freeman, Laura A. Grattan, Blair E. Hendrix and Scott M. Sperling) were affiliated with the Sponsors. Prior to becoming our current President and Chief Financial Officer on July 29, 2013, Richard J. Bressler was a managing director at THL. In addition, former director David C. Abrams is the managing member of the investment firm Abrams Capital Management, L.P., and former director Jonathon S. Jacobson was the founder and Chief Investment Officer of the investment firm Highfields Capital Management LP. During 2019, we received ordinary course business services related to our media and entertainment and outdoor businesses exceeding $120,000 in value with respect to two companies in which one of the Sponsors directly or indirectly owned a greater than 10% equity interest. These transactions were negotiated on an arms-length basis and, in the aggregate, we paid $1.5 million to these entities with respect to these transactions in 2019.

The Sponsors or their affiliates or the investment firms affiliated with Mr. Abrams and Mr. Jacobson previously acquired loans or debt securities (collectively, the “iHeartCommunications Debt Securities”) issued by iHeartCommunications either directly from iHeartCommunications, in open market transactions or through loan syndications. In 2019, the largest aggregate amount of indebtedness held by the entities noted below and their affiliates was the following:

Entity	Affiliated Individual	Largest Aggregate Amount of Indebtedness Outstanding in 2019 (approximate)(1)

Bain Capital Partners, LLC	John N. Belitsos, John P. Connaughton, Matthew J. Freeman and Blair E. Hendrix	$241 million

Abrams Capital Management, L.P.	David C. Abrams	$155 million

Highfields Capital Management LP	Jonathon S. Jacobson	$52 million

(1)	None of these entities were paid any interest by the Company during the year ended December 31, 2019 in connection with such indebtedness.

As part of the employment agreement for Robert W. Pittman, we have agreed to provide him with an aircraft for his personal and business use during the term of his employment. On December 23, 2013, one of our subsidiaries entered into an aircraft lease with FalconAgain, Inc., a company controlled by Mr. Pittman (“FalconAgain”), to lease an airplane for his use. On July 30, 2019, following prior review and approval by the Company’s Audit Committee, we extended the lease until May 1, 2023 (the “Lease Extension”). The Audit Committee’s review included an assessment to confirm the consistency of the proposed total costs of the Lease Extension with all-in costs for leasing similar aircraft from third-party providers. The Lease Extension provides that we pay a monthly lease payment of $41,476.66 during the term of the Lease Extension prorated, as applicable, for the first and last month of the Lease Extension. Our subsidiary also is responsible for all related taxes, insurance and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment). During the year ended December 31, 2019, we paid FalconAgain $504,563.52. In addition, we paid Mr. Pittman $61,003.75 during 2019 as reimbursement for Mr. Pittman’s business use of a helicopter.

Relationships and Transactions After Emergence from Chapter 11

The son-in-law of Mr. McNicol, our Executive Vice President, General Counsel and Secretary, is employed by the Company and earned approximately $205,000 in total compensation during the year ended December  31, 2019.

Policies and Procedures for Related Person Transactions

We have adopted formal written policies and procedures for the review, approval or ratification of certain related party transactions involving us and, among others, any of our executive officers, directors or nominees for director or beneficial owner of more than 5% of any class of iHeartMedia’s voting securities, or their family members or the entities such individuals control (each a “Related Party”). Such transactions must be approved by the Audit Committee of our Board or by a majority of disinterested directors (if any Audit Committee members are involved in such transaction), except that no such approval shall be required for, among other things, certain exempt transactions provided in Item 404 of Regulation S-K. In reviewing such transactions, the Audit Committee must satisfy itself that it has been fully informed as to the material facts of the Related Party’s relationship and interest in the transaction and as to the material facts of the proposed transaction and must determine that the transaction is fair to the Company.

In addition, if our management, in consultation with our Chief Executive Officer or President, Chief Financial Officer and Chief Operating Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.

Our Executive Officers

The following table sets forth the names, ages and positions of our current executive officers:

Name	Age	Position

Robert W. Pittman(1)	66	Chief Executive Officer and Chairman

Richard J. Bressler(1)	62	President, Chief Financial Officer, Chief Operating Officer and Director

Paul M. McNicol	63	Executive Vice President, General Counsel and Secretary

Michael B. McGuinness	43	Executive Vice President – Finance and Deputy Chief Financial Officer

Scott D. Hamilton	50	Senior Vice President, Chief Accounting Officer and Assistant Secretary

(1)	See “Proposal One—Election of Directors” for more information about Mr. Pittman and Mr. Bressler

Paul M. McNicol has served as our Executive Vice President, General Counsel and Secretary since May 2019. From August 2016 to May 2019, Mr. McNicol served as our Executive Vice President and Deputy General Counsel. Prior to 2016, Mr. McNicol served as the Managing Partner of the private equity firm, Pilot Group, from 2003 to 2016. From 2000 to 2003, Mr. McNicol was the Senior Vice President of AOL, Digital Advertising Sales Group. Prior thereto, Mr. McNicol was the Senior Vice President and General Counsel of the real estate division for HSF Corporation (succeeded by Cendant Corporation) from 1997 to 2000. Prior thereto, Mr. McNicol was the Senior Vice President and General Counsel for Six Flags Theme Parks from 1994 to 1997. Mr. McNicol was a lawyer in private practice in New York from 1982 to 1994. Mr. McNicol earned a B.A. from Harvard College and a J.D. from Fordham School of Law.

Michael B. McGuinness has served as our Executive Vice President – Finance and Deputy Chief Financial Officer of iHeartMedia, Inc. since September 2019. From March 2016 to 2019, Mr. McGuinness was the Senior Vice President, Chief Accounting Officer and Treasurer of The Hain Celestial Group. From 2008 to 2016, Mr. McGuinness was at Monster Worldwide, Inc. in various finance positions within the company, most recently as Executive Vice President and Chief Financial Officer. Mr. McGuinness hold a B.S. from the State University of New York, Albany and is a Certified Public Accountant.

Scott D. Hamilton has served as our Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia since April 2010. Mr. Hamilton was also the Senior Vice President, Chief Accounting Officer and Assistant Secretary of CCOH from April 2010 to May 2019. Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc., a multinational telecommunications company, from October 2008 to April 2010 and served in various other accounting and finance positions, beginning in October 2004. Prior thereto, Mr. Hamilton was employed by PwC from September 1992 until September 2004 in various roles including audit, global capital markets transaction services based in London, UK and technical accounting consulting services as part of PwC’s national office. Mr. Hamilton holds a B.B.A degree in Accounting from Abilene Christian University and is a Certified Public Accountant.

Questions and Answers about the 2020 Annual Meeting of Stockholders

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

The Record Date for the Annual Meeting is April 22, 2020. You are entitled to vote at the Annual Meeting only if you are a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. The holders of our Class B common stock are not entitled to vote on any matter before the Annual Meeting. At the close of business on April 22, 2020, there were 59,907,388 shares of Class A common stock issued and outstanding and entitled to vote at the Annual Meeting.

AM I ENTITLED TO VOTE IF I HOLD CLASS B COMMON STOCK OR SPECIAL WARRANTS?

The holders of our Class B common stock and our Special Warrants issued in connection with our emergence from Chapter 11 are not entitled to vote on any matter before the Annual Meeting. If the holders of our Class B common stock convert their shares to Class A common stock or the holders of our Special Warrants exercise such warrants for shares of Class A common stock after the Record Date of April 22, 2020, such Class A common stock will not be entitled to vote at the Annual Meeting.

WHY HAVE I RECEIVED A “NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS”?

As permitted by SEC rules, we are making this proxy statement and our 2019 Annual Report available to certain of our stockholders electronically via the Internet. On or about April 29, 2020, we mailed to these stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”) containing instructions on how to access this proxy statement and our 2019 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2019 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, then you should follow the instructions for requesting such materials contained on the Internet Notice.

WHAT IS THE DIFFERENCE BETWEEN BEING A “RECORD HOLDER” AND HOLDING SHARES IN “STREET NAME”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

AM I ENTITLED TO VOTE IF MY SHARES ARE HELD IN “STREET NAME”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at the meeting constitutes a quorum for the transaction of business.

WHO CAN ATTEND AND VOTE AT THE 2020 ANNUAL MEETING OF STOCKHOLDERS?

In light of the ongoing COVID-19 pandemic and as part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders, the Annual Meeting will be held entirely online. Class A stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/IHRT2020. To participate and vote at the Annual Meeting, you will need the 16-digit control number included on your Internet Notice or your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. Class B stockholders may also join the Annual Meeting as a “Guest.” The meeting webcast will begin promptly at 2:30 p.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin shortly before the meeting time, and you should allow ample time for check-in procedures.

WHY HOLD A VIRTUAL MEETING?

In light of the ongoing COVID-19 pandemic, we are hosting a virtual meeting this year as part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting. A virtual meeting also enables increased stockholder attendance and participation because stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/IHRT2020. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

To the extent appropriate, keeping in mind the health and safety of those who would attend, the Board currently intends to hold the 2021 annual meeting of stockholders in person, rather than virtually.

WHAT IF DURING THE CHECK-IN TIME OR DURING THE ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on the Annual Meeting login page.

WILL THERE BE A QUESTION AND ANSWER SESSION DURING THE ANNUAL MEETING?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted during the meeting that are pertinent to the Company and the meeting matters, as time permits.

WHAT IF A QUORUM IS NOT PRESENT AT THE ANNUAL MEETING?

If a quorum is not present at the scheduled time of the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting until a quorum is present or represented.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR MORE THAN ONE SET OF PROXY MATERIALS?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

HOW CAN I OBTAIN A PAPER COPY OF THE 2019 ANNUAL REPORT?

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, including consolidated financial statements but not including exhibits, to each of our stockholders of record on April 22, 2020, and to each beneficial stockholder on that date upon written request made to Paul McNicol, Secretary, iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258. A reasonable fee will be charged for copies of requested exhibits.

HOW DO I VOTE?

We recommend that stockholders vote prior to the meeting by proxy even if they plan to attend the Annual Meeting and vote during the meeting. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;

•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or

•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on June 14, 2020. In light of possible disruptions in mail service related to the COVID-19 pandemic, we encourage stockholders to submit their proxy via telephone or the Internet.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares at the Annual Meeting, you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

Yes.

If you are a registered stockholder, you may revoke your proxy and change your vote:

•	by submitting a duly executed proxy bearing a later date;

•	by granting a subsequent proxy through the Internet or telephone;

•	by giving written notice of revocation to the Secretary of iHeartMedia prior to the Annual Meeting; or

•	by voting during the Annual Meeting.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote during the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote during the Annual Meeting by obtaining your 16-digit control number from your bank or broker or otherwise voting through your bank or broker.

WHO WILL COUNT THE VOTES?

A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 3 of this proxy statement, as well as with the description of each proposal in this proxy statement.

WILL ANY OTHER BUSINESS BE CONDUCTED AT THE ANNUAL MEETING?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS TO BE VOTED UPON AND HOW WILL ABSTENTIONS AND BROKER NON-VOTES BE TREATED?

Proposal	Voting Standard	Effect of Votes Withheld/Abstentions And Broker Non-Votes

Proposal No. 1: To elect Gary Barber and Brad Gerstner to our board of directors to serve as Class I directors, each for a three-year term ending at the 2023 Annual Meeting of Stockholders	Plurality of votes cast	Votes withheld and broker non-votes will have no effect.

Proposal No. 2: To ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2020	Majority of votes cast	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.

Proposal No. 3: To approve, on an advisory (non-binding) basis, of the compensation of our named executive officers	Majority of votes cast	Abstentions and broker non-votes will have no effect.

WHAT IS AN ABSTENTION AND HOW WILL VOTES WITHHELD AND ABSTENTIONS BE TREATED?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the other proposals to be considered at the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld will have no effect on the election of directors, and abstentions will have no effect on the other proposals to be considered at the Annual Meeting.

WHAT ARE BROKER NON-VOTES AND DO THEY COUNT FOR DETERMINING A QUORUM?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of EY as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors and the approval of the compensation of our named executive officers. Broker non-votes count for purposes of determining whether a quorum is present.

WHERE CAN I FIND THE VOTING RESULTS OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS?

We plan to announce preliminary voting results at the Annual Meeting, and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

ADDITIONAL INFORMATION

Stockholder Proposals

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2021 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to us at our principal executive offices, 20880 Stone Oak Parkway, San Antonio, TX 78258. Any proposal submitted pursuant to Rule 14a-8 must be received by us no later than December 30, 2020. We suggest that proponents submit their Rule 14a-8 proposals by certified mail, return receipt requested, addressed to our Secretary, Paul M. McNicol.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other proposals by stockholders that are not intended to be included in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2021 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be in writing and delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on March 17, 2021 and not before the opening of business on February 15, 2021. However, if the 2021 annual meeting of stockholders is more than 30 days earlier or later than the first anniversary of the 2020 Annual Meeting, notice must be so delivered or received no earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the date on which public disclosure of the date of such annual meeting was made. Our Bylaws also specify requirements relating to the content of the notice that stockholders must provide in order for a director nomination or other proposal to be properly presented at the 2021 annual meeting of stockholders.

Householding of Annual Meeting Materials

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

Other Matters

Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

Solicitation of Proxies

The accompanying proxy is solicited by and on behalf of our Board, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and email by directors, officers and other employees of iHeartMedia who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2019, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON APRIL 22, 2020, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO PAUL MCNICOL, SECRETARY, IHEARTMEDIA, INC., 20880 STONE OAK PARKWAY, SAN ANTONIO, TX 78258. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors,

Paul M. McNicol

Executive Vice President, General Counsel and Secretary

San Antonio, TX

April 28, 2020

Annex

Supplemental Disclosure Regarding Non-GAAP Financial Information

Non-GAAP Financial Measures

We define Adjusted EBITDA as consolidated Operating income adjusted to exclude restructuring and reorganization expenses and music license fees adjustment included within Direct operating expenses, Selling, General and Administrative expenses and Corporate expenses and share-based compensation expenses included within Corporate expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization, Impairment charges and Other operating income (expense), net. Alternatively, Adjusted EBITDA is calculated as Net income (loss), adjusted to exclude (Income) loss from discontinued operations, net of tax, Income tax (benefit) expense, Interest expense, Depreciation and amortization, Reorganization items, net, Loss on investments, net, Other (income) expense, net, Equity in earnings (loss) of nonconsolidated affiliates, net, Impairment charges, Other operating (income) expense, net, Share-based compensation, restructuring and reorganization expenses and music license fees adjustment. Restructuring expenses primarily include severance expenses incurred in connection with cost saving initiatives, as well as certain expenses, which, in the view of management, are outside the ordinary course of business or otherwise not representative of the Company’s operations during a normal business cycle. Reorganization expenses primarily include the amortization of retention bonus amounts paid or payable to certain members of management directly as a result of the Reorganization. We use Adjusted EBITDA, among other measures, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of our operational strength and performance of our business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets. We believe the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. We believe it helps improve investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different capital structures or tax rates. In addition, we believe this measure is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in our industry. Since Adjusted EBITDA is not a measure calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation of, or as a substitute for, operating income or net income (loss) as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs. Because it excludes certain financial information compared with operating income and compared with consolidated net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

We define OIBDAN in the same manner as Adjusted EBITDA.

We define Free cash flow from (used for) continuing operations (“Free Cash Flow”) as Cash provided by (used for) operating activities from continuing operations less capital expenditures, which is disclosed as Purchases of property, plant and equipment by continuing operations in the Company’s Consolidated Statements of Cash Flows.

Predecessor - Successor Presentation

Our financial results for the periods from January 1, 2019 through May 1, 2019 and for the three months and year ended December 31, 2018 are referred to as those of the “Predecessor” period. Our financial results for the period from May 2, 2019 through December 31, 2019 and the three months ended December 31, 2019 are referred to as those of the “Successor” period. Our results of operations for these periods are prepared in accordance with GAAP. Although GAAP requires that we report on our results for the period from January 1, 2019 through May 1, 2019 and the period from May 2, 2019 through December 31, 2019 separately, management views the Company’s operating results for the year ended December 31, 2019 by combining the results of the applicable Predecessor and Successor periods because such presentation provides the most meaningful comparison of our year-to-date results to prior periods.

The Company cannot adequately benchmark the operating results of the period from May 2, 2019 through December 31, 2019 against any of the previous periods reported in its Consolidated Financial Statements without combining it with the period from January 1, 2019 through May 1, 2019 and does not believe that reviewing the results of this period in isolation would be useful in identifying trends in or reaching conclusions regarding the Company’s overall operating performance. Management believes that the key performance metrics such as revenue, operating income and Adjusted EBITDA for the Successor period when combined with the Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, in addition to presenting our results of operations as reported in our Consolidated Financial Statements in accordance with GAAP, the tables and discussion included within this press release also present the combined results for the year ended December 31, 2019.

The combined results for the year ended December 31, 2019, which we refer to herein as the results for the “year ended December 31, 2019” represent the sum of the reported amounts for the Predecessor period from January 1, 2019 through May 1, 2019 and the Successor period from May 2, 2019 through December 31, 2019. These combined results are not considered to be prepared in accordance with GAAP and have not been prepared as pro forma results per applicable regulations. The combined operating results do not reflect the actual results we would have achieved absent our Emergence and may not be indicative of future results.

Reconciliation of Operating Income to Adjusted EBITDA

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Period from May 2, 2019 through December 31, 2019	Period from January 1, 2019 through May 1, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018

Operating income	$439,636	$67,040	$506,676	$690,144

Depreciation and amortization	249,623	52,834	302,457	211,951

Impairment charges	—	91,382	91,382	33,150

Other operating expense, net	8,000	154	8,154	9,266

Share-based compensation expense	26,411	498	26,909	2,066

Restructuring and reorganization expenses	25,663	13,241	38,904	30,078

Music license fees adjustment	26,216	—	26,216	—

Adjusted EBITDA	$775,549	$225,149	$1,000,698	$976,655

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Period from May 2, 2019 through December 31, 2019	Period from January 1, 2019 through May 1, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018

Net income (loss)	$113,299	$11,165,113	$11,278,412	$(202,639)

(Income) loss from discontinued operations, net of tax	—	(1,685,123)	(1,685,123)	164,667

Income tax expense	20,091	39,095	59,186	13,836

Interest (income) expense, net	266,773	(499)	266,274	334,798

Depreciation and amortization	249,623	52,834	302,457	211,951

EBITDA	$649,786	$9,571,420	$10,221,206	$522,613

Reorganization items, net	—	(9,461,826)	(9,461,826)	356,119

Loss on investments, net	20,928	10,237	31,165	472

Other (income) expense, net	18,266	(23)	18,243	23,007

Equity in (earnings) loss of nonconsolidated affiliates	279	66	345	(116)

Impairment charges	—	91,382	91,382	33,150

Other operating expense, net	8,000	154	8,154	9,266

Share-based compensation expense	26,411	498	26,909	2,066

Restructuring and reorganization expenses	25,663	13,241	38,904	30,078

Music license fees adjustment	26,216	—	26,216	—

Adjusted EBITDA	$775,549	$225,149	$1,000,698	$976,655

IHEARTMEDIA, INC. 20880 STONE OAK PKWY SAN ANTONIO, TX 78258

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 14, 2020 for shares held directly, and by 11:59 PM Eastern Time on June 12, 2020 for shares held in a plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/IHRT2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 14, 2020 for shares held directly, and by 11:59 PM Eastern Time on June 12, 2020 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D13769-P40391-Z77243 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IHEARTMEDIA, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Class I Directors	☐	☐	☐
Nominees:

01) Gary Barber
02) Brad Gerstner

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐
3.	The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

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IHEARTMEDIA, INC.

Annual Meeting of Stockholders

June 15, 2020 2:30 PM Eastern Time

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Robert W. Pittman, Richard J. Bressler and Paul M. McNicol, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock of iHeartMedia, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:30 PM, EDT on June 15, 2020, via a live webcast at www.virtualshareholdermeeting.com/IHRT2020, and any adjournment, continuation or postponement thereof.

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Annual Meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side